UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(
a)
of the
Securities Exchange Act of 1934 (Amendment No.                )

Filed by the registrant
☒
                             Filed by a Party other than the registrant
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Check the appropriate box:

☐	Preliminary proxy statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive proxy statement

☐	Definitive additional materials

☐	Soliciting material pursuant to Rule 14a-12

RYAN SPECIALTY HOLDINGS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

March 20, 2023

Dear fellow stockholders:

It is my privilege to present Ryan Specialty’s 2023 Proxy Statement.

The significance of the specialty insurance sector, and its place in the crucial function that insurance fulfills in facilitating global commerce, has never been more evident. In continuing with our contribution to this critical component of the insurance market, Ryan Specialty had another outstanding year in 2022.

While economic uncertainty and a tough insurance market presented a number of hurdles, they also provided additional opportunities to further grow our business and expand our market share. With our specialization and industry-leading team that possess the skills and expertise to navigate the complexities of increasingly difficult risks, we continue to be well positioned to provide customized solutions that are tailored to our clients’ unique needs.

Our performance this year again demonstrated the strength of our business, continuing the track record of success we’ve established over the past 12 years. To highlight a few of our noteworthy accomplishments in 2022, we achieved yet another year of annual revenue growth of over 20%, including double-digit organic revenue growth1, successfully integrated our prior year acquisitions, announced a new strategic acquisition, and invested in exceptional talent while onboarding the largest production class in our history. Furthermore, we maintained a 97% retention of our producers and laid the groundwork for our ACCELERATE 2025 program.

As noted, our organic revenue1 increased by 16% year-over-year. Our strong organic growth performance was due to several factors, including the successful launch of new products and services, new client wins, as well as increased demand from our existing clients as business continued to flow into the Excess & Surplus (E&S) sector.

Moreover, all three of our specialties and their teams once again performed admirably in 2022 – each achieving double-digit top-line growth.

Our Wholesale Brokerage specialty generated 20%+ growth, led by sustained strength in Property and Casualty lines of business, despite headwinds in certain other lines.

Our delegated authority specialties – Binding Authority and Underwriting Management – also delivered strong results, fueled by additional capabilities and capacity. These strong results are a testament to our commitment to delivering unparalleled value to our clients. We remain very well positioned to expand these specialties in the years ahead through both organic growth and strategic M&A transactions.

Along with another year of double-digit organic growth1, we seamlessly integrated our 2021 acquisitions of Crouse & Associates and Keystone Risk Partners. Crouse allowed us to cement our status as a national transportation leader by complementing our existing platform and providing the durability to compete for the toughest accounts in the sector, while Keystone was a key contributor to our alternative risk strategy, helping to diversify our revenue streams and solidify our expansion into this increasingly significant segment of the market. Toward the end of 2022, we announced a highly strategic acquisition – Griffin Underwriting Services – which broadens our geographic scope and our capabilities in our Binding Authority and Wholesale Brokerage specialties. As we have always done, we remain disciplined in our pursuit of potential acquisitions that are a strong cultural fit, strategic, and accretive to our returns.

We also continued to invest in our people and infrastructure and are proud to have executed on goal of onboarding the largest production class in Ryan Specialty history. We invested in intellectual capital throughout the year, adding to an already strong and deep roster, and again proving that we are a destination of choice for the best talent in the industry. The exceptional team we have assembled since our founding, including additions over the last year, has enabled development of new programs and the introduction of new products in our MGAs and MGUs, brought in new, expanded existing, and arranged alternative capital, all in an effort to deliver value for our clients and trading partners.

We remain consistent in our strategy to balance investments necessary to continue strong and consistent organic growth, while improving margins in the mid to long term. We were pleased to have maintained a healthy Net Income margin of 9.5% and an Adjusted EBITDAC margin1 of 30% in 2022.

We capitalized on favorable credit markets at the beginning of 2022 and opportunistically completed a private offering of $400 million of Senior Secured Notes at a relatively low cost of capital.

Achievements for 2022

•	Revenue increased $292.4 million, or 20.4%, driven by annual organic revenue growth[1] of 16.4%.

•	Net Income of $163.3 million, compared to Net Income of $56.6 million in the prior year. Net Income for 2021 included $79.5 million of one-time costs related to our IPO.

•	Adjusted EBITDAC[1] increased $57.2 million, or 12.4%, to $517.4 million, from $460.2 million in the prior year.

•	Adjusted EBITDAC margin[1] of 30.0%.

•	Wholesale Brokerage revenue grew $197.3 million, or 21.2%, to $1.1 billion from $932.0 million in 2021.

•	Binding Authority revenue increased $21.4 million, or 10.2%, to $231.0 million, compared to $209.6 million in the prior year.

•	Underwriting Management revenue increased $61.0 million, or 21.0%, to $351.6 million, compared to $290.6 million in 2021.

•	Signed agreement to acquire Griffin Underwriting Services, a binding authority specialist and wholesale insurance broker.

In February, we announced our ACCELERATE 2025 program, which will strengthen how Ryan Specialty operates while improving efficiency and unlocking additional value for our clients and stockholders. We have always been an innovative firm, and this program will enable us to further differentiate our offerings and position us to remain an industry leader. We will achieve this by:

•	Streamlining our processes and increasing the use of technology to enhance collaboration across our businesses, improve efficiency, and prepare us for the next cycle of growth.

•	Making investments that will further enhance our data and analytics capabilities, assist us to innovate faster, serve clients with more distinction, and further differentiate us from our competitors.

ACCELERATE 2025 is aptly named as it will accelerate our ability to scale more efficiently while delivering new capabilities that help us build on our proven track record of innovation and growth.

As we celebrate our 2022 achievements, we also mourn the passing of our longtime friend and Lead Director Andrew J. McKenna, who we lost in February 2023. Andy played a crucial role in Ryan Specialty’s success since the inception of our Board in 2012. His expertise on the topic of corporate governance aided our firm’s strategy, and his legacy will continue to inspire us as we navigate the challenges and opportunities that lie ahead. We are eternally grateful for Andy’s contributions to our success.

Looking to the year ahead, we see continued solid growth in the underlying business driven by broad E&S tailwinds, expect to grow our business through M&A, and look to grow through our alternative risks and benefits strategies. We will continue to invest in our business through another year of targeted hiring; we will also execute on our strategic initiatives to increase the scalability of our operating platform.

We believe the E&S insurance market will continue to be a standout within the insurance industry. Flow continues to enter this important segment of the market at an accelerated rate, while pricing is holding firm or accelerating in many lines of business. We remain committed to serving the increasing demand and our clients’ needs for specialty insurance solutions, particularly given the increasing challenges in finding coverage for hard-to-place risks.

Although we face heightened macro uncertainty, we are well positioned to skillfully navigate through this challenging economic environment and have a flexible business model that can quickly pivot and adapt to changing market conditions. Nearly all of our business is commercial, over 70% of our premiums placed are in the E&S market, and, importantly, the majority of the products that we place or underwrite on behalf of our clients are compulsory.

Finally, I want to express my gratitude to all of our Ryan Specialty teammates for their hard work and dedication throughout the year. Their commitment to excellence has been the cornerstone of our success, and I am proud to lead such a talented and motivated team.

Thank you for your continued support.

Respectfully yours,

Patrick G. Ryan

Founder, Chairman & CEO

[1]

Non-GAAP Measures. For a definition and a reconciliation of Organic Revenue Growth, Adjusted EBITDAC and Adjusted EBITDAC Margin to the most directly comparable GAAP measure, see “Appendix A” to this Proxy Statement.

NOTICE OF 2023 ANNUAL MEETING

OF STOCKHOLDERS AND PROXY STATEMENT

Dear stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Ryan Specialty Holdings, Inc. (the “Company”) on:

DATE:	Monday, May 1, 2023.

TIME:	12:00 p.m. Eastern Time.

PLACE:	The meeting will be a virtual-only meeting, conducted exclusively via webcast at www.proxydocs.com/RYAN. There will not be a physical location for the meeting, and you will not be able to attend the meeting in person. Stockholders will be able to attend, vote, and submit questions (both before and during a portion of the meeting) virtually.

RECORD DATE:	March 10, 2023 (“Record Date”).

WHO CAN VOTE:	Stockholders of record on the Record Date.

WHO CAN ATTEND:	All stockholders are invited to attend the virtual Annual Meeting. To attend the meeting at www.proxydocs.com/RYAN, you must enter the control number on your Notice of Internet Availability of Proxy Materials, Proxy Card, or voting instruction form. The virtual meeting room will open at 11:45 a.m. Eastern Time.

DATE OF MAILING:	A Notice of how to access the Proxy Statement and 2022 Annual Report to stockholders and form of proxy are first being sent to stockholders on or about March 20, 2023.

Please note that there is no in-person annual meeting for you to attend. Stockholders will be able to listen, vote, and submit questions from any remote location with Internet connectivity. Information on how to participate in the virtual Annual Meeting begins on page 4 of this Proxy Statement.

Items of Business to be Conducted:

1.	To elect the three Class II director nominees described in the accompanying Proxy Statement to serve as directors for a three-year term, as recommended by our Board of Directors (“Board”);

2.	To ratify the selection of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending December 31, 2023;

3.	To approve, by a non-binding advisory vote, the compensation of our named executive officers (i.e., “say-on-pay proposal”); and

4.	To conduct any other business that may properly come before the meeting.

YOUR VOTE IS VERY IMPORTANT

If you were a stockholder at the close of business on the Record Date (i.e., March 10, 2023), you are eligible to vote at this year’s Annual Meeting. Regardless of whether you plan to attend the virtual Annual Meeting, your vote is very important. We urge you to participate in the election of our directors and in deciding the other items on the agenda for the Annual Meeting.

Stockholders are strongly encouraged to vote their shares by proxy in advance of the Annual Meeting. Stockholders who wish to attend the Annual Meeting virtually may do so via webcast at www.proxydocs.com/RYAN, as further described on page 3 of the Proxy Statement. Please note that attending the Annual Meeting virtually will not necessarily allow you to vote at the Annual Meeting. Accordingly, we strongly advise you to vote in advance by one of the methods described on page 4 of the Proxy Statement.

All holders of Class A common stock, $0.001 par value per share, and Class B common stock, $0.001 par value per share, at the close of business on the Record Date can vote. A stockholder of record entitled to attend and vote at the Annual Meeting may appoint one or more proxies to attend, speak, and vote on their behalf by any of the procedures set out on page 4 of the Proxy Statement. A proxy holder need not be a stockholder of record.

We will provide access to our proxy materials via the Internet at www.proxydocs.com/RYAN rather than in hard copy. We will mail a notice containing instructions on how to access this Proxy Statement and our Annual Report on or about March 20, 2023, to all stockholders entitled to vote at the Annual Meeting. Stockholders who prefer a paper copy of the proxy materials may request one, at no cost, by following the instructions provided in the notice we will send.

Only stockholders that owned Class A common stock or Class B common stock at the close of business on the Record Date are entitled to notice. A list of our stockholders of record will be available at our principal executive offices, Two Prudential Plaza, 180 North Stetson Ave., Suite 4600, Chicago, Illinois 60601 for examination by any stockholder for any purpose relevant to the meeting during ordinary business hours for at least ten days prior to May 1, 2023, and will be available online during the Annual Meeting. Your vote is important. Regardless of whether you plan to attend the Annual Meeting, we urge you to vote. You may vote by proxy over the Internet, by telephone, or by mail by following the instructions on the Proxy Card. Voting by proxy will ensure your representation at the Annual Meeting regardless of whether you attend online.

Our Board recommends that you vote:

Proposals	Board Recommendation	Page Reference

1. Election of three Class II Directors	FOR each nominee	16

2. Ratification of Deloitte & Touche LLP as our independent registered public accounting firm	FOR	25

3. Advisory (non-binding) vote to approve executive compensation	FOR	28

By Order of the Board of Directors,

Mark S. Katz

Corporate Secretary

Chicago, Illinois

March 20, 2023

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING

The Board of Directors (the “Board”) of Ryan Specialty Holdings, Inc. is soliciting your proxy to vote at our 2023 Annual Meeting of Stockholders to be held on May 1, 2023, at 12:00 p.m. Eastern Time in a virtual-only meeting online at www.proxydocs.com/RYAN, and any adjournment or postponement of that meeting (the “Annual Meeting”). This Proxy Statement is dated as of March 20, 2023. As used in this Proxy Statement henceforward, unless otherwise stated or the context clearly indicates otherwise, the terms the “Company,” the “Registrant,” “Ryan Specialty,” “we,” “us,” and “our” refer to Ryan Specialty Holdings, Inc., a Delaware corporation.

In addition to solicitations by mail, our directors, officers, and regular employees, without additional remuneration, may solicit proxies by telephone, e-mail, and personal interviews. All costs of solicitation of proxies will be borne by us. Brokers, custodians, and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names as of the Record Date, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

We have elected to provide access to our proxy materials on the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders of record as of March 10, 2023 (the “Record Date”), while brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar notice. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability of Materials or to request a printed set of the proxy materials. Instructions on how to request a printed copy by mail or e-mail may be found in the Notice of Internet Availability of Materials and on the website referred to in the Notice of Internet Availability of Materials, including an option to request paper copies, at no cost, on an ongoing basis. We are making this Proxy Statement available on the Internet on or about March 20, 2023, and are mailing the Notice of Internet Availability of Materials to all stockholders entitled to vote at the Annual Meeting on or about March 20, 2023. We intend to mail or e-mail this Proxy Statement, together with a Proxy Card, to those stockholders entitled to vote at the Annual Meeting who have properly requested copies of such materials by mail or e-mail, within three business days of such request.

The Company has two classes of voting securities, Class A common stock, $0.001 par value per share (“Class A common stock”), and Class B common stock, $0.001 par value per share (“Class B common stock,” and, collectively, the “common stock”). Holders of Class A common stock are entitled to one vote per share on all matters submitted to a vote of the Company’s stockholders and the holders of Class B common stock are entitled to ten votes per share on all matters submitted to a vote of the Company’s stockholders. As of the Record Date, there were 259,655,568 shares of common stock outstanding consisting of 113,233,651 shares of Class A common stock and 146,421,917 shares of Class B common stock. We need the holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote, present virtually or represented by proxy, to hold the Annual Meeting.

The Company’s Annual Report, which contains financial statements for fiscal year 2022 (the “Annual Report”), accompanies this Proxy Statement. Stockholders that receive the Notice of Internet Availability of Materials can access this Proxy Statement and the Annual Report at the website referred to in the Notice of Internet Availability of Materials. The Annual Report and this Proxy Statement are also available on the “SEC Filings” section of our investor relations website at https//ir.ryanspecialty.com and at the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov. Please note that the information on our website is not part of this Proxy Statement. You also may obtain a copy of Ryan Specialty’s Proxy Statement and Annual Report, without charge, by writing to our Investor Relations department at ir@ryanspecialty.com.

2023 Proxy Statement 1

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Q: Why did I receive these materials?

The Board of Ryan Specialty is soliciting your proxy to vote at our Annual Meeting (or at any postponement or adjournment of the meeting). Stockholders who own shares of our common stock as of the Record Date are entitled to vote at the Annual Meeting. You should review these proxy materials carefully as they provide important information about the proposals that will be voted on at the Annual Meeting, as well as other important information about Ryan Specialty.

Notice of Electronic Availability of Proxy Statement and Annual Report. As permitted by SEC rules, we are making this Proxy Statement and our Annual Report available to our stockholders electronically via the Internet. The notice of electronic availability contains instructions on how to access this Proxy Statement and our Annual Report and vote online. If you received a notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the notice instructs you on how to access and review all of the important information contained in this Proxy Statement and Annual Report. The notice also instructs you on how you may submit your proxy over the Internet or by telephone. If you received a notice by mail and would like to receive a printed copy of our proxy materials, at no cost, you should follow the instructions for requesting such materials contained in the notice.

Householding. The SEC’s rules permit us to print an individual’s multiple accounts on a single notice or set of Annual Meeting materials. To take advantage of this opportunity, we have summarized on one notice or set of Annual Meeting materials all of the accounts registered with the same tax identification number or duplicate name and address, unless we received contrary instructions from the impacted stockholder prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the notice or Annual Meeting materials, as requested, to any stockholder to which a single copy of those documents was delivered. If you prefer to receive separate copies of the notice or Annual Meeting materials, contact our Investor Relations department at ir@ryanspecialty.com. A number of brokerage firms have instituted householding. They will have their own procedures for stockholders who wish to receive individual copies of the proxy materials.

Q: Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 259,655,568 shares of common stock outstanding consisting of 113,233,651 shares of Class A common stock and 146,421,917 shares of Class B common stock.

Stockholder of Record: Shares Registered in Your Name

If, on the Record Date, your shares of Class A common stock were registered directly in your name with the transfer agent for our common stock, American Stock Transfer & Trust Company, LLC (“AST”) or if you hold shares of Class B common stock, then you are a stockholder of record. As a stockholder of record, you may: vote virtually at the Annual Meeting; vote by proxy on the Internet or by telephone; or vote by signing and returning a Proxy Card, if you request and receive one. Regardless of whether you plan to attend the virtual Annual Meeting, to ensure your vote is counted, we urge you to vote by proxy on the Internet as instructed in the Notice of Internet Availability of Materials, by telephone as instructed on the website referred to in the Notice of Internet Availability of Materials, or (if you request and receive a Proxy Card by mail or e-mail) by signing, dating, and returning the Proxy Card sent to you or by following the instructions on such Proxy Card to vote on the Internet or by telephone.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If, on the Record Date, your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the virtual Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares at the virtual Annual Meeting, unless you request and obtain a legal proxy from your broker or other agent who is the record holder of the shares, authorizing you to vote at the Annual Meeting.

2023 Proxy Statement 2

Q: What am I being asked to vote on?

You are being asked to vote on three proposals:

Proposal No. 1: the election of three Class II directors to hold office until the 2026 annual meeting of stockholders and until their successors are duly elected and qualified;

Proposal No. 2: the ratification of the selection, by the Audit Committee of our Board, of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2023; and

Proposal No. 3: the non-binding advisory approval of the compensation of our named executive officers.

In addition, you are entitled to vote on any other matters that are properly brought before the Annual Meeting.

Q: How does the Board recommend I vote on the Proposals?

The Board recommends that you vote:

•	FOR each of the three director nominees;

•	FOR ratification of Deloitte & Touche LLP as our independent registered public accounting firm; and

•	FOR the non-binding advisory approval of the compensation of our named executive officers.

Q: Who can attend the Annual Meeting?

The Annual Meeting is being held as a virtual-only meeting this year. If you are a stockholder of record as of the Record Date, you may attend, vote, and ask questions virtually at the meeting by logging in at www.proxydocs.com/RYAN and registering by providing your control number.

If you are a stockholder holding your shares in “street name” as of the Record Date, you may gain access to the meeting by following the instructions in the voting instruction card provided by your broker, bank, or other nominee. You may not vote your shares at the Annual Meeting unless you receive a valid proxy from your brokerage firm, bank, broker-dealer, or other nominee holder. You may attend and ask questions virtually at the meeting by logging in at www.proxydocs.com/RYAN and registering by providing your control number.

The control number is included in the notice or on your Proxy Card. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you to access the Annual Meeting and to submit questions during the meeting and, if you are either the (i) record holder or (ii) a beneficial holder with a valid proxy, vote during the meeting. Please be sure to follow the instructions found on your Proxy Card and/or voting authorization form and subsequent instructions that will be delivered to you via email after you register.

If you have questions, you may type them into the dialog box provided at any point during the Annual Meeting (until the floor is closed to questions). Recording of the Annual Meeting will not be permitted.

Q: Why is the Annual Meeting virtual only?

Our Annual Meeting will be a virtual meeting format only in which stockholders will participate by accessing a website using the Internet. There will not be a physical meeting location. We believe that hosting a virtual meeting will facilitate stockholders’ attendance and participation at our Annual Meeting by enabling stockholders to participate remotely from any location around the world. We have designed the virtual Annual Meeting to provide stockholders the same rights and opportunities to participate as they would have at an in-person meeting, including the right to vote and ask questions through the virtual meeting platform. A virtual meeting also provides an additional opportunity for stockholders to communicate with the Board by submitting questions before and during the meeting through the virtual meeting platform. A virtual meeting also eliminates many of the costs associated with hosting a physical meeting, which will benefit both our stockholders and the Company.

2023 Proxy Statement 3

Q: How do I vote?

•	For Proposal 1, you may either vote “For,” or choose that your vote be “Withheld” from, any of the nominees to the Board.

•	For Proposal 2, you may either vote “For” or “Against” the proposal or “Abstain” from voting.

•	For Proposal 3, you may either vote “For” or “Against” the proposal or “Abstain” from voting.

Please note that by casting your vote by proxy you are authorizing the individuals listed on the proxy to vote your shares in accordance with your instructions and in their discretion with respect to any other matter that properly comes before the Annual Meeting or any adjournments or postponements thereof. The procedures for voting, depending on whether you are a stockholder of record or a beneficial owner, are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in any of the following manners:

•	To personally vote during the Annual Meeting prior to the close of the polls, log into the virtual Annual Meeting and follow the instructions on how to vote at the virtual annual meeting.

•

To vote over the Internet prior to and during the Annual Meeting, follow the instructions provided on the Notice of Internet Availability of Materials or on the Proxy Card that you request and receive by mail or e-mail. We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

•

To vote by telephone, call the toll-free number found on the Proxy Card you request and receive by mail or e-mail or the toll-free number that you can find on the website referred to on the Notice of Internet Availability of Materials.

•

To vote by mail, complete, sign, and date the Proxy Card you request and receive by mail or e-mail and return it promptly. As long as your signed Proxy Card is received prior to the Annual Meeting, we will vote your shares as you direct.

Regardless of whether you plan to attend the virtual Annual Meeting, we urge you to vote by proxy by mail, Internet, or telephone to ensure your vote is counted. Even if you have submitted your vote before the Annual Meeting, you may still attend the virtual Annual Meeting and vote during the Annual Meeting. In such case, your previously submitted vote will be disregarded.

Beneficial Owner: Shares Registered in the Name of Broker, Bank, or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization, rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted or follow the instructions to submit your vote by the Internet or telephone, if those instructions provide for Internet and telephone voting. To vote during the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker, bank, or other agent included with these proxy materials, or contact your broker, bank, or other agent to request a proxy form.

Q: Who counts the votes?

Mediant Communication, Inc. (“Mediant”) has been engaged as our independent agent to tabulate stockholder votes, also known as the Inspector of Election. If you are a stockholder of record, and you choose to vote over the Internet prior to the Annual Meeting or by telephone, Mediant will access and tabulate your vote electronically, and if you request and receive proxy materials via mail or e-mail and choose to sign and mail your Proxy Card, your executed Proxy Card is returned directly to Mediant for tabulation. As noted above, if you hold your shares through a broker, your broker (or its agent for tabulating votes of shares held in “street name”) returns one Proxy Card to Mediant on behalf of all of its clients.

2023 Proxy Statement 4

Q: How are votes counted?

Votes will be counted by the Inspector of Election appointed for the Annual Meeting. For Proposal 1, the Inspector of Election will separately count “For” and “Withheld” votes and broker non-votes for each nominee. For Proposals 2 and 3 the Inspector of Election will separately count “For” and “Against” votes, abstentions and broker non-votes. If you do not give instructions to your broker, your broker can vote your shares with respect to “routine” items, but not with respect to “non-routine” items. See below for more information regarding: “What are “broker non-votes”? and “Which ballot measures are considered “routine” and “non-routine”?

Q: What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in “street name”, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. In the event that a broker, bank, custodian, nominee, or other record holder of common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted on each of the proposals. Under New York Stock Exchange (“NYSE”) rules, abstentions will be treated in accordance with our Bylaws and Delaware state law.

Q: Which ballot measures are considered “routine” or “non-routine”?

The ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2023 (Proposal 2) is considered routine under applicable law. A broker or other nominee may generally vote on routine matters, and therefore, no broker non-votes are expected to exist in connection with Proposal 2. The election of directors (Proposal 1) and the non-binding approval of the compensation of our named executive officers (Proposal 3) are considered non-routine under applicable law. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore, there may be broker non-votes on Proposals 1 and 3.

Q: How many votes are needed to approve the proposal?

With respect to Proposal 1, directors will be elected by a plurality of the votes of the shares present or represented by proxy at the virtual Annual Meeting and entitled to vote. This means that the three nominees receiving the highest number of votes at the virtual Annual Meeting will be elected, even if those votes do not constitute a majority of the votes cast. ”Withhold” votes and broker non-votes are not considered votes cast for the foregoing purpose, and will have no effect on the election of nominees.

With respect to Proposal 2, the affirmative vote of the majority of voting power of shares present or represented by proxy at the virtual Annual Meeting and entitled to vote is required for approval. Votes to “Abstain” are treated as cast “Against” this proposal. We do not expect there to be any broker non-votes with respect to Proposal 2.

With respect to Proposal 3, the affirmative vote of the majority of voting power of shares present or represented by proxy at the virtual Annual Meeting and entitled to vote is required for approval. Votes to “Abstain” are treated as cast “Against” this proposal and broker non-votes will have no effect on the vote for this proposal.

Q: How many votes do I have?

On each matter to be voted upon, each share of Class A common stock that you own as of the Record Date has one vote and each share of Class B common stock that you own as of the Record Date has ten votes.

2023 Proxy Statement 5

Q: What if I return a Proxy Card but do not make specific choices?

If we receive a signed and dated Proxy Card that does not specify how your shares are to be voted, your shares will be voted “For” the election of each of the three nominees for director; “For” the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2023; and “For” the non-binding approval of the compensation of our named executive officers. If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your Proxy Card) will vote your shares using their best judgment.

Q: Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to those proxy materials received by mail or on the Internet, our directors, officers, and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors, officers, and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks, and other agents for the cost of forwarding proxy materials to beneficial owners.

Q: What does it mean if I receive more than one Notice of Internet Availability of Materials or more than one set of printed materials?

If you receive more than one Notice of Internet Availability of Materials or more than one set of printed materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must follow the instructions for voting on each Notice of Internet Availability of Materials or Proxy Card you receive via mail or e-mail upon your request, which include voting over the Internet, telephone or by signing and returning any of the Proxy Cards you request and receive.

Q: Can I change or revoke my proxy after submitting my proxy vote?

Yes, you can revoke your proxy vote at any time before the Annual Meeting by:

•	submitting a new vote on the Internet or by telephone or submitting a properly completed Proxy Card with a later date; or

•

sending a written notice that you are revoking your proxy, which is received prior to the Annual Meeting, to Ryan Specialty’s Corporate Secretary at Two Prudential Plaza, 180 North Stetson Ave., Suite 4600, Chicago, IL 60601.

If you are the record holder of your shares, you may also revoke your proxy vote by:

•

attending the virtual Annual Meeting and personally voting during the Annual Meeting prior to the close of the polls. Simply attending the virtual Annual Meeting without voting during the meeting will not, by itself, revoke your proxy.

Q: How will voting on any business not described in this Proxy Statement be conducted?

We are not aware of any business to be considered at the Annual Meeting other than the items described in this Proxy Statement. If any other matter is properly presented at the Annual Meeting, your proxy will vote your shares using their best judgment.

Q: What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting of stockholders. A quorum will be present if the holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote are present at the virtual Annual Meeting or are represented by proxy at the virtual Annual Meeting. On the Record Date, there were 113,233,651 shares of Class A common stock, with one vote each, and 146,421,917 shares of Class B common stock, with 10 votes each. Accordingly, shares representing 788,726,411 votes must be represented by stockholders present in person or by proxy at the virtual Annual Meeting to have a quorum.

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If you are a stockholder of record, your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the virtual Annual Meeting. If you are a beneficial owner of shares held in “street name,” your shares will be counted towards the quorum if your broker or nominee submits a proxy for your shares at the Annual Meeting, even a proxy which result in a broker non-vote due to the absence of voting instructions from you. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairperson of the Annual Meeting or a majority in voting power of the stockholders entitled to vote at the Annual Meeting, present at the virtual Annual Meeting or represented by proxy at the Virtual Annual Meeting, may adjourn the Annual Meeting to another time or place.

Q: How can I find out the results of the voting at the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. Final voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

Q: What is the deadline for submitting a stockholder proposal or director nomination for the 2024 Annual Meeting?

Stockholder proposals pursuant to SEC Rule 14a-8 for inclusion in our Proxy Statement and form of proxy for our 2024 annual meeting of stockholders, to be held in 2024, must be received by us at our principal executive offices at Two Prudential Plaza, 180 North Stetson Avenue, Suite 4600, Chicago, IL 60601 no later than the close of business on November 21, 2023. Stockholders wishing to make a director nomination or bring a proposal before the annual meeting to be held in 2024 (but not include it in our proxy materials) must provide written notice of such proposal to the Corporate Secretary at our principal executive offices no later than the close of business on February 1, 2024, and not earlier than the close of business on January 2, 2024, assuming we do not change the date of the 2024 annual meeting of stockholders by more than 30 days before or after the anniversary of the 2023 Annual Meeting. If so, we will release an updated time frame for stockholder proposals. Any stockholder proposal or director nomination must comply with the other provisions of our Amended and Restated Bylaws and be submitted in writing to the Corporate Secretary at our principal executive offices. To comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees, other than the Company’s nominees, must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) no later than March 2, 2024.

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business and affairs are managed under the direction of our Board. Our Certificate provides that the authorized number of directors may be changed only by resolution of our Board. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the class whose term is then expiring.

Board Composition

The Board is saddened by the recent passing of our Lead Director and friend, Andrew J. McKenna. Mr. McKenna served with dedication and distinction on our Board from its formation in 2012 until his passing on February 7, 2023. Ryan Specialty was made a better company owing in large part to his dedication and contributions. This Company and the insurance industry will benefit greatly in perpetuity from Mr. McKenna’s contributions.

Pursuant to the Company’s Certificate and with the consent of the Ryan Parties (defined below) pursuant to the Director Nomination Agreement, the Board adopted resolutions to set the size of the Board of Directors at eleven members, eliminating the vacancy created by Mr. McKenna’s passing. The Board currently consists of eleven members and is divided into three classes, two with four members and one with three members. The members of the three classes are elected to serve for staggered terms of three years.

Director Nomination Agreement

In connection with the Company’s initial public offering in July of 2021 (the “IPO”), the Company entered into a Director Nomination Agreement with Patrick G. Ryan, our founder, Chairman, and Chief Executive Officer and certain members of his family and various entities and trusts over which Patrick G. Ryan and his family exercise control (collectively, the “Ryan Parties”) and Onex RSG Holdings LP, a Delaware limited partnership (“Onex”) and affiliate of Onex Corporation.

The Director Nomination Agreement provides the Ryan Parties and Onex the right to nominate certain members of our Board based on the number of shares of the Company’s common stock held by the Ryan Parties and Onex, respectively. The Director Nomination Agreement provides the Ryan Parties the right to designate (in each instance, rounded up to the nearest whole number if necessary): (i) all of the nominees (with the exception of the nominee of Onex, if applicable) for election to our Board for so long as the Ryan Parties control, in the aggregate, 50% or more of the total number of shares of our common stock beneficially owned by the Ryan Parties upon completion of the IPO, as adjusted for any reorganization, recapitalization, stock dividend, stock split, reverse stock split or similar changes in our capitalization (the “Original Amount”); (ii) 50% of the nominees for election to our Board for so long as the Ryan Parties control, in the aggregate, more than 40%, but less than 50% of the Original Amount; (iii) 40% of the nominees for election to our Board for so long as the Ryan Parties control, in the aggregate, more than 30%, but less than 40% of the Original Amount; (iv) 30% of the nominees for election to our Board for so long as the Ryan Parties control, in the aggregate, more than 20%, but less than 30% of the Original Amount; and (v) 20% of the nominees for election to our Board for so long as the Ryan Parties control, in the aggregate, more than 10%, but less than 20% of the Original Amount, which could result in representation on our Board that is disproportionate to the Ryan Parties’ beneficial ownership. Upon the death or disability of Patrick G. Ryan, or at such time that he is no longer on the Board or actively involved in the operations of the Company, the Ryan Parties will no longer hold the nomination rights specified in (i) through (v); however, the Ryan Parties will have the right to designate one nominee for so long as the Ryan Parties control, in the aggregate, 10% or more of the Original Amount.

Onex has the right to designate one nominee for election to our Board for so long as Onex controls more than 50% of the total number of shares of our common stock beneficially owned by Onex upon completion of the IPO, as adjusted for any reorganization, recapitalization, stock dividend, stock split, reverse stock split or similar changes in our capitalization.

In addition, for so long as the Ryan Parties hold the nomination rights specified in (i) through (v), the Ryan Parties have the right to nominate the chairperson of the Board. The Director Nomination Agreement also provides that the Ryan Parties and Onex may

2023 Proxy Statement 8

assign such rights to an affiliate. Currently, the Ryan Parties can nominate all of the nominees for the Board with the exception of the nominee of Onex, currently Robert Le Blanc. The Director Nomination Agreement also prohibits us from increasing or decreasing the size of our Board without the prior written consent of the Ryan Parties. See “Certain Relationships and Related Party Transactions — Director Nomination Agreement” for more details with respect to the Director Nomination Agreement.

In addition, at any time when the Ryan Parties have the right to designate at least one nominee for election to our Board, the Ryan Parties will also have the right to have one of their nominated directors hold one seat on each Board committee, subject to satisfying any applicable stock exchange rules or regulations regarding the independence of Board committee members. The Listing Standards of the NYSE require that, subject to specified exceptions, each member of a listed company’s audit and compensation and governance committees be independent and that Audit Committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act.

Classified Board

Our Certificate provides that our Board be divided into three classes of directors, with the classes as nearly equal in number as possible. Our Certificate also provides that our directors may be removed with or without cause by the affirmative vote of at least a majority of the voting power of our outstanding shares of common stock entitled to vote thereon, voting together as a single class for so long as the Ryan Parties beneficially own 40% or more, in the aggregate, of the total number of shares of our common stock then outstanding. If the Ryan Parties’ aggregate beneficial ownership falls below 40% of the total number of shares of our common stock outstanding, then our directors may be removed only for cause upon the affirmative vote of at least 66 2/3% of the voting power of our outstanding shares of common stock entitled to vote thereon.

The table below sets forth for each director nominee, and all continuing directors, their respective ages as of the Record Date, the positions currently held with the Company (if any), the year each was first elected or appointed a director of the Company, the year their current term will expire, and their current class.

Nominee/Director Name	Age	Position	Director Since(1)	Current Term Expires	Director Class
Nomination for Class II Director
David P. Bolger	65	Director	2012	2023	II
Nicholas D. Cortezi	56	Chairman of Ryan Specialty Underwriting Managers and Director	2021	2023	II
Robert Le Blanc	56	Director	2018	2023	II
Continuing Directors
Patrick G. Ryan	85	CEO and Chairman of the Board	2010	2024	III
Henry S. Bienen	83	Director	2012	2025	I
Michelle L. Collins	62	Director	2021	2024	III
William J. Devers	89	Director	2013	2025	I
D. Cameron Findlay	63	Lead Director	2012	2024	III
Michael D. O’Halleran	72	Director	2018	2025	I
John W. Rogers, Jr.	64	Director	2014	2024	III
Timothy W. Turner	62	President and Director	2012	2025	I

(1)

For all directors other than Ms. Collins and Mr. Cortezi, this column reflects the date that the director joined the Board of Ryan Specialty, LLC prior to the Company’s IPO on July 21, 2021, when the Board of Ryan Specialty Holdings, Inc. was formed.

Board Leadership and Structure

The following section describes our Board leadership structure, the reasons why the structure is in place at this time, the roles of various positions, and related key governance practices. The mix of experienced independent and management directors that make up our Board, along with the independent role of our Lead Director and our independent board-committee composition, benefits us and our stockholders.

2023 Proxy Statement 9

Director Independence; Board Mix

Our Board has an effective mix of independent and management directors. It is composed of seven independent directors; our Chief Executive Officer and Chairman, Patrick G. Ryan; our President, Timothy W. Turner; the Chairman of Ryan Specialty Underwriting Managers, Nicholas D. Cortezi; and the Executive Chairman of Geneva Re, Michael D. O’Halleran.

The NYSE Listed Company Manual requires directors to satisfy certain criteria to be deemed “independent.” The Board applies these standards in determining whether any director has a material relationship with the Company that would impair their independence, as discussed below. As required by the NYSE Listed Company Manual, the Board considers all material relevant facts and circumstances known to it in making an independence determination, from the standpoints of both the director and persons or organizations with which the director has an affiliation.

Our Board has determined that Mr. Bienen, Mr. Bolger, Ms. Collins, Mr. Devers, Mr. Findlay, Mr. Le Blanc, and Mr. Rogers meet the requirements to be independent directors. In making this determination, our Board considered the relationships that each such non-employee director has with the Company and all other facts and circumstances that our Board deemed relevant in determining their independence, including beneficial ownership of our common stock. Mr. Le Blanc is affiliated with Onex, which currently owns less than 5% of our total outstanding combined Class A common stock and Class B common stock. After concluding that Mr. Le Blanc’s affiliation with Onex was not a material relationship, the Board determined that Mr. Le Blanc was independent under the NYSE’s general independence standards. The NYSE does not take the position that ownership of equity in our Company by itself precludes the Board’s finding of independence.

Lead Director and Executive Session

Our Board designates one of our non-employee independent directors as Lead Director of our Board (the “Lead Director”). The late Mr. McKenna served in this capacity throughout 2022 and until his recent passing. The Board has appointed D. Cameron Findlay to succeed Mr. McKenna in the position of Lead Director. The Board believes that it is beneficial for us and our stockholders to have a Lead Director who will serve a variety of roles, including presiding at the executive sessions of independent directors, and at all other meetings of the Board at which the chairperson of the Board is not present, and calling an executive session of non-employee directors at any time, consistent with our Corporate Governance Guidelines.

Non-employee directors of the Board meet outside the presence of other directors in executive sessions, held in conjunction with our regular Board meetings. In addition, our non-employee directors meet in executive session at least once per year and our Lead Director presides at all such executive sessions.

Chairperson and CEO

With respect to the roles of chairperson and CEO, the Corporate Governance Guidelines provide that the roles may be separated or combined, and the Board will exercise its discretion in combining or separating these positions as it deems appropriate in light of prevailing circumstances. Mr. Ryan, the founder of our Company, has been at the helm of our business since its formation and has continued as the Company’s chairman and CEO following our IPO. The Board believes that combining the roles of chairperson and CEO, together with the separate, independent role of our Lead Director, is currently the most effective leadership structure because Mr. Ryan has extensive knowledge and industry leading experience in the area of insurance through his leadership at both Aon Corporation and our Company, and a strong understanding of our business as the founder of our Company in 2010. This knowledge and experience provides Mr. Ryan the insight necessary to combine the responsibilities of strategic development and execution along with management of day-to-day operations.

Self-Evaluation

Pursuant to its charter, our Compensation and Governance Committee developed and oversees a process for an annual evaluation of the Board, its committees, individual directors, and management. The Compensation and Governance Committee completed the first annual evaluation in November of 2022.

2023 Proxy Statement 10

As part of the annual Board self-evaluation, the Board evaluates whether the size, composition, and responsibilities of our Board and its committees and our Corporate Governance Guidelines continue to be appropriate for us and our stockholders. Our Corporate Governance Guidelines provide the flexibility for our Board to modify our leadership structure in the future as appropriate.

Meetings and Attendance

During 2022, our Board held four regularly scheduled meetings. Each director attended at least 75% of the total number of Board meetings, and at least 75% of the total number of meetings of committees of which such director is a member. The Board expects, but does not require, directors to attend the Annual Meeting. Each of our directors attended the 2022 annual meeting of stockholders.

All Board and Board committee meetings during 2022 were conducted virtually.

Board Committees

Our Board has an Audit Committee, a Compensation and Governance Committee, and an Executive Committee. The composition, duties, and responsibilities of these committees are as set forth below. In the future, our Board may establish other committees, as it deems appropriate, to assist it with its responsibilities.

Board Member	Audit Committee	Compensation and Governance Committee	Executive Committee
Patrick G. Ryan			Chair
Henry S. Bienen	X
David P. Bolger	Chair
Michelle L. Collins	X
Nicholas D. Cortezi			X
William J. Devers	X
D. Cameron Findlay		Chair	X
Robert Le Blanc		X
Michael D. O’Halleran
John W. Rogers, Jr.		X	X
Timothy W. Turner			X

Audit Committee

Our Audit Committee is composed of Mr. Bienen, Mr. Bolger, Ms. Collins, and Mr. Devers, with Mr. Bolger serving as chairperson of the committee. The Board has determined that all of the members of the Audit Committee are independent directors and meet the independence requirements of Rule 10A-3 under the Exchange Act and the applicable listing standards of the NYSE. Our Board has determined that all members of our Audit Committee are “financially literate” under the applicable listing standards of the NYSE and that Mr. Bolger is an “audit committee financial expert” within the meaning of SEC regulations and applicable listing standards of the NYSE. The Audit Committee held four regularly scheduled meetings in 2022. The Audit Committee’s responsibilities include:

•

appointing, approving the compensation of, and assessing the qualifications, performance, and independence of our independent registered public accounting firm, including an evaluation of the lead audit partner;

•	pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	discussing on a periodic basis, or as appropriate, with management, our policies, programs and controls with respect to risk assessment and risk management;

2023 Proxy Statement 11

•

reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•	reviewing our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;

•	reviewing and discussing with management our earnings releases;

•	monitoring the rotation of partners of the independent registered public accounting firm on our engagement team in accordance with requirements established by the SEC;

•	monitoring and assessing the performance of the Company’s internal audit function and reviewing the scope and results of the internal audit;

•	reviewing management’s report on its assessment of the effectiveness of internal controls over financial reporting and any changes thereto;

•	reviewing the adequacy of our internal controls over financial reporting and disclosure controls and procedures;

•	establishing policies and procedures for the receipt, retention, follow-up, and resolution of accounting, internal controls or auditing matters, complaints and concerns;

•

recommending, based upon the Audit Committee’s review and discussions with management and the independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 10-K;

•	monitoring our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

•	preparing the Audit Committee report required by the rules of the SEC to be included in our annual proxy statement;

•	reviewing and assessing annually tax and treasury functions, including cash management processes;

•	investigating any matters received, and reporting to the Board periodically, with respect to ethics issues, complaints, and associated investigations;

•	reviewing the Audit Committee charter and the committee’s performance at least annually;

•	consulting with management to establish procedures and internal controls relating to cybersecurity; and

•	reviewing all related party transactions for potential conflict of interest situations and approving or ratifying all such transactions.

Our Audit Committee charter is available on our website at ryanspecialty.com. To access the charter, go to our website, click on the “Investors” tab and then click on “Governance/Governance Documents” to download or view the charter.

Compensation and Governance Committee

Our Compensation and Governance Committee is composed of Mr. Findlay, Mr. Le Blanc, and Mr. Rogers, with Mr. Findlay serving as chairperson of the committee. The Board has determined that all the members of the Compensation and Governance Committee are independent directors and meet the independence requirements of the applicable listing standards of the NYSE. The Compensation and Governance Committee held five regularly scheduled meetings in 2022. The Compensation and Governance Committee’s responsibilities include:

•	developing and recommending to our Board best practices and corporate governance principles;

•	developing and recommending to our Board a set of corporate governance guidelines;

•	reviewing and discussing with management the Company’s Environmental, Social and Governance strategy, initiatives, and policies;

•	reviewing and recommending to our Board the functions, duties, and compositions of the committees of our Board;

•	developing and recommending to our Board criteria for Board and committee membership;

•

subject to the rights of the Ryan Parties and Onex under the Director Nomination Agreement as described in “Certain Relationships and Related Party Transactions — Director Nomination Agreement,” identifying and recommending to our Board the persons to be nominated for election as directors and to each of our Board’s committees;

2023 Proxy Statement 12

•	assisting our Board with orientation and continuing education of directors;

•	overseeing the annual evaluations of our Board and our Board committees;

•	establishing and overseeing the Company’s succession, leadership, and talent development planning and process;

•	reviewing periodically a group of peer companies against which to benchmark the compensation of the Company’s executive officers;

•	reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer;

•	evaluating the performance of our Chief Executive Officer in light of such corporate goals and objectives and determining and approving the compensation of our Chief Executive Officer;

•	reviewing and approving the compensation of our other executive officers;

•	appointing, compensating, and overseeing the work of any compensation consultant, legal counsel, or other advisor retained by the Compensation and Governance Committee;

•	conducting the independence assessment outlined in the NYSE’s rules with respect to any compensation consultant, legal counsel, or other advisor retained by the Compensation and Governance Committee;

•	reviewing the Company’s incentive compensation arrangements to determine whether they encourage excessive risk-taking;

•	reviewing the Company’s diversity, equity, and inclusion programs, policies, and practices to determine their effectiveness;

•	reviewing and reassessing the adequacy of the committee charter in its compliance with the listing standards of the NYSE;

•	reviewing and establishing our overall management compensation philosophy and policies;

•	overseeing and administering our compensation and similar plans, including any equity incentive plans;

•	reviewing and making recommendations to our Board with respect to director compensation;

•	reviewing and discussing with management the Company’s corporate governance practices to be included in our annual proxy statement or Annual Report on Form 10-K; and

•	reviewing and discussing with management the compensation discussion and analysis to be included in our annual proxy statement or Annual Report on Form 10-K.

Our Compensation and Governance Committee charter is available on our website at ryanspecialty.com. To access the charter, go to our website, click on the “Investors” tab and then click on “Governance/Governance Documents” to download or view the charter.

Executive Committee

Our Executive Committee is composed of Mr. Cortezi, Mr. Findlay, Mr. Rogers, Mr. Ryan, and Mr. Turner, with Mr. Ryan serving as chairperson of the committee. During intervals between meetings of the Board, the Executive Committee has and may exercise the power and authority of the Board in directing the management of the business and affairs of the Company, including but not limited to the power and authority to declare dividends, except as may be limited by applicable law, our Certificate, Bylaws, or by resolution of the Board.

Risk Oversight

The Board’s role regarding enterprise risk oversight is delegated to the Audit Committee. Pursuant to its charter, our Audit Committee is responsible for reviewing and discussing with management our enterprise risk management framework. Taking into consideration the allocation of responsibility for risk oversight to the other committees of the Board, the Audit Committee is responsible for reviewing and discussing with management, on a period basis or as appropriate, the risks faced by us and policies, guidelines, and processes by which management assesses and manages our risks, including our major financial risk exposures and the steps management has taken to monitor and control such exposures. The Audit Committee is also responsible for reviewing and discussing with management the Company’s procedures and internal controls relating to cybersecurity. Our Audit Committee is continuing to work with management to implement these processes as we mature as a company. During 2022, the Company hired a Chief Risk Officer.

The Compensation and Governance Committee reviews our compensation risk assessment. For more information, please see “Executive Compensation: Compensation Discussion and Analysis — Compensation Decision Process and Methodology.”

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Stockholder Recommendations for Director Nominees

The Compensation and Governance Committee will consider stockholder nominations for membership on the Board that conform to the requirements of our Bylaws. For the 2024 annual meeting, nominations may be submitted to Ryan Specialty Holdings, Inc., Two Prudential Plaza, 180 N. Stetson Ave., Suite 4600, Chicago, IL 60601, Attn: General Counsel and Corporate Secretary, and such nominations will then be forwarded to the chairperson of the Compensation and Governance Committee. Recommendations must be in writing, and we must receive the recommendation no later than February 1, 2024, and not earlier than January 2, 2024. Recommendations must also satisfy certain other procedural requirements as specified in our Bylaws.

When filling a vacancy on the Board, the Compensation and Governance Committee identifies the desired skills and experience of a new director and, subject to the Director Nomination Agreement, nominates individuals who it believes can strengthen the Board’s capabilities and further diversify the collective experience represented by the then-current directors. The Compensation and Governance Committee may engage third parties to assist in the search and provide recommendations. Also, directors are generally asked to recommend candidates for the position. The candidates are then evaluated based on the process outlined in our Corporate Governance Guidelines and the Compensation and Governance Committee charter, and the same process is used for all candidates, including candidates recommended by stockholders.

Compensation Committee Interlocks and Insider Participation

Patrick G. Ryan, our CEO, serves as a member of the Board and as a member of the compensation committee of Geneva Re, a joint venture. The Executive Chairman of Geneva Re, Michael D. O’Halleran, serves on our Board. For more information relating to Geneva Re, please see the section entitled “2022 Related Party Transactions — Ryan Re and Geneva Re.”

Board Matrix

Each director possesses certain personal qualities and attributes that we believe are essential for the proper functioning of the Board to fulfill its duties to our stockholders. The following matrix provides information regarding each nominee for election as a director and each continuing director, including certain types of experiences and skills that the Board has determined are important. The matrix does not encompass all the experiences and skills of our directors, and the fact that a particular experience or skill is not listed does not mean that a director does not possess it. In addition, the director biographies below include a non-exhaustive list of other key experiences and qualifications that further qualify the individual to serve on our Board. These collective qualities, skills, experiences, and attributes are essential to our Board’s ability to exercise its oversight function for us and our stockholders and guide our long-term sustainable, dependable performance.

Director Name	Leadership Experience	Financial or Accounting Acumen	Industry Experience	Operational Experience	Public Company Experience

Patrick G. Ryan	✓	✓	✓	✓	✓

Henry S. Bienen	✓	✓		✓	✓

David P. Bolger	✓	✓	✓	✓	✓

Michelle L. Collins	✓	✓		✓	✓

Nicholas D. Cortezi	✓		✓	✓

William J. Devers	✓	✓		✓

D. Cameron Findlay	✓		✓	✓	✓

Robert Le Blanc	✓	✓		✓	✓

Michael D. O’Halleran	✓		✓	✓	✓

John W. Rogers, Jr.	✓			✓	✓

Timothy W. Turner	✓		✓	✓

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Governance Policies

Corporate Governance Guidelines

We have adopted a set of Corporate Governance Guidelines, which are available on our website at www.ryanspecialty.com. To access the Corporate Governance Guidelines, go to our website, click on the “Investors” tab and then click on “Governance/Governance Documents” to download or view the Corporate Governance Guidelines.

Code of Conduct

We have adopted a Code of Conduct that applies to all of our employees, contractors, officers, and directors, including those officers responsible for financial reporting. The Code of Conduct is available on our website at www.ryanspecialty.com. To access our Code of Conduct, go to our website, click on the “Investors” tab and then click on “Governance/Governance Documents” to download or view the code.

We intend to disclose any amendments to the code, or any waivers of its requirements, on our website. Since our IPO, we have not amended the code or waived any of its provisions.

Anti-Hedging and Anti-Pledging Policies

The Company prohibits directors and employees from pledging any Company shares and prohibits directors and employees from engaging in hedging transactions with respect to ownership in the Company’s securities except as explicitly approved in accordance with our insider trading policy.

Diversity

At Ryan Specialty, inclusion is one of our foundational values. To help us incorporate this value into our everyday lives, we are developing a plan to support our Diversity, Equity & Inclusion (DEI) journey. We are committed to building, growing, and sustaining a diverse workforce reflective of society throughout the entirety of the organization. Our vision is an inclusive and equitable workplace where all employees are valued and evaluated based on their performance and contributions. Differences in race, ethnicity, creed, color, religious beliefs, gender identity, sexual orientation, and other diversity demographics are considered corporate assets because bringing together varied perspectives, backgrounds, and experiences better serves our clients, trading partners, workforce, and communities. The Company is committed to fostering diversity within our organization and throughout the insurance industry.

We have achieved some measure of success in accomplishing gender diversity at Ryan Specialty with more than half of our workforce identifying as female. Our Board is approximately 18% African American, with Michelle L. Collins and John W. Rogers, Jr. serving as directors and as members of our Audit and Compensation and Governance Committees, respectively. We fully recognize, however, that we have more work to do.

In 2020, we formed a Diversity, Equity and Inclusion Council comprised of executive leaders and non-executive employees. The Council’s mission is to guide Ryan Specialty in further building and sustaining a diverse workforce reflective of society throughout the entirety of the organization. The Council advanced our DEI initiatives and has since been supplanted by a corporate DEI function. This function is led by our recently appointed Head of DEI and Vice President of DEI who will further evolve our DEI program to where everyone will have the opportunity to be involved and contribute to create a culture and environment where people can be their best selves and do their best work.

As part of our DEI journey, our strategy is to promote DEI at Ryan Specialty, in addition to building strong DEI alliances and partnerships within the insurance industry and our communities to attract, support, develop, and retain diverse talent. By doing this, we can build a better future together.

2023 Proxy Statement 15

PROPOSAL NO. 1: ELECTION OF DIRECTORS

As described below, and in accordance with the Director Nomination Agreement, the Board has nominated David P. Bolger, Nicholas D. Cortezi, and Robert Le Blanc for election as Class II directors at the Annual Meeting. Messrs. Bolger, Cortezi, and Le Blanc have each indicated their willingness to serve if elected.

Nomination of Directors

The Compensation and Governance Committee of our Board identifies, evaluates, and recommends to the Board potential nominees for election to the Board, subject to the Director Nomination Agreement. In reviewing potential nominees, the Compensation and Governance Committee considers the qualifications of each potential nominee with the qualification standards set forth in its committee charter and in our Corporate Governance Guidelines. Specifically, the Compensation and Governance Committee considers, among other things, (i) each potential nominee’s past attendance and performance at Board meetings and committee meetings, if applicable, (ii) the nominee’s ability to represent all stockholders without a conflict of interest, (iii) the nominee’s ability to work in and promote a productive environment, (iv) whether the nominee has sufficient time and willingness to fulfill the substantial duties and responsibilities of a director, (v) whether the nominee has demonstrated the high level of character, ethics, and integrity expected by the Company, (vi) whether the nominee possesses the broad professional and leadership experience and skills necessary to effectively respond to the complex issues encountered by a publicly-traded company, (vii) the nominee’s ability to apply sound and independent business judgment, and (viii) the diverse attributes of the nominee. The Board membership criteria are set forth in our Corporate Governance Guidelines and Compensation and Governance Committee charter, copies of which are available under the tabs “Investors > Governance > Governance Documents” on our website at www.ryanspecialty.com. After reviewing the qualifications of potential Board candidates, the Compensation and Governance Committee presents its recommendations to the Board, which selects the final director nominees, subject to the Director Nomination Agreement.

Upon the recommendation of the Compensation and Governance Committee, and subject to the Director Nomination Agreement, the Board has nominated David P. Bolger, Nicholas D. Cortezi and Robert Le Blanc for election as Class II directors. The Company did not pay any fees to any third parties to identify or assist in identifying or evaluating nominees for the Annual Meeting. The Compensation and Governance Committee considers stockholder nominees using the same criteria set forth above. Stockholders who wish to present a potential nominee to the Compensation and Governance Committee for consideration for election at a future annual meeting of stockholders must provide the Compensation and Governance Committee with notice of the recommendation and certain information regarding the candidate as described in our Bylaws and within the time periods set forth under the caption “Proposals of Stockholders and Communications with our Board.”

Pursuant to our Corporate Governance Guidelines, the Company endeavors to have a Board consisting of directors who possess the highest personal and professional ethics, integrity and values and who are committed to representing the long-term interests of the Company and its stockholders. The Compensation and Governance Committee will take into account such factors as diversity, including but not limited to differences in race/ethnicity, creed, color, religious beliefs, gender identity, sexual orientation, and other diversity demographics. The Company is committed to diversity, equity, and inclusion.

Nominees and Incumbent Directors

Subject to the Director Nomination Agreement, the Compensation and Governance Committee has recommended, and the Board has nominated, Messrs. Bolger, Cortezi, and Le Blanc to be reelected as Class II directors at the virtual Annual Meeting.

2023 Proxy Statement 16

Class II Directors: Nominees

DAVID P. BOLGER

David P. Bolger has served on our Board since 2012 and is the chairman of the Audit Committee. Mr. Bolger served as Chief Operating Officer of Chicago 2016, the effort to bring the 2016 Olympic and Paralympic Games to Chicago. From 2004 to 2019, Mr. Bolger served on the Board of Directors of MB Financial, Inc. From 2003 to 2008, he served as Executive Vice President and Chief Financial Officer of Aon Corporation. Prior to joining Aon, Mr. Bolger served in multiple executive positions at Bank One Corporation and its predecessor companies. He earned a Bachelor of Science in Accounting and Finance from Marquette University and a Master of Management from Northwestern University Kellogg School of Management. We believe Mr. Bolger is qualified to serve on our Board due to his extensive insurance industry, accounting and finance experience.

NICHOLAS D. CORTEZI

Nicholas D. Cortezi has served on our Board since our IPO in July 2021 and as the Chairman of Ryan Specialty Underwriting Managers since September 2020. Mr. Cortezi is a member of our Executive Committee. In 1987, Mr. Cortezi joined All Risks and was promoted to CEO in 1999. He served as CEO of All Risks until its acquisition by Ryan Specialty in September 2020. Mr. Cortezi has served on the boards of the Independent Insurance Agents of Baltimore, Independent Insurance Agents of Maryland, the National Association of Surplus Lines Offices (“NAPSLO”) (now known as the Wholesale & Specialty Insurance Association (“WSIA”)) and was President of NAPSLO between 2002 and 2003. Mr. Cortezi earned a Bachelor of Arts in International Relations and a Masters in International Public Policy from Johns Hopkins University. We believe that Mr. Cortezi's extensive and industry-leading experience in the area of insurance and his insight into our business as Chairman of Ryan Specialty Underwriting Managers qualifies him to serve on our Board.

ROBERT (BOBBY) LE BLANC

Robert (Bobby) Le Blanc has served on our Board since 2018 and is a member of the Compensation and Governance Committee. Mr. Le Blanc joined Onex in 1999 and currently serves as its President and the head of Onex Partners, its large-cap private equity platform. Prior to joining Onex, Mr. Le Blanc worked for Berkshire Hathaway and General Electric. He earned his Bachelor of Science from Bucknell University and his Master of Business Administration from New York University. We believe Mr. Le Blanc is qualified to serve on our Board due to his extensive insurance and finance industry experience.

2023 Proxy Statement 17

Class III Directors: Continuing in Office Until 2024

PATRICK G. RYAN

Patrick G. Ryan is a widely respected entrepreneur and global insurance leader who founded Ryan Specialty in 2010. Mr. Ryan has served as the Chairman and Chief Executive Officer of Ryan Specialty since its inception and is the chairperson of the Executive Committee. Prior to launching Ryan Specialty, Mr. Ryan founded Aon and served as its Chairman and/or CEO for 41 years. At the time of Mr. Ryan’s retirement, Aon had more than 500 offices in 120 countries, generating revenues then in excess of $7 billion. Mr. Ryan has received a number of accolades throughout his career. In 1987, Mr. Ryan received the esteemed Horatio Alger Award, which honors those who are dedicated to the principles of integrity, hard work, perseverance and compassion for others. In 2008, Mr. Ryan was inducted into the American Academy of Arts and Sciences, one of the nation's oldest and most prestigious honorary societies and independent research centers, founded in 1780. Also in 2008, he was elected to the International Insurance Society

Hall of Fame and received the Ernst and Young Entrepreneur of the Year Lifetime Achievement Award. He was named by Brigham Young University International Executive of the Year for Corporate Integrity. Other career tributes include the College of Insurance’s Insurance Leader of the Year and the Insurance Federation of New York’s Free Enterprise Award. Most recently, in July 2019, Mr. Ryan was inducted into the Automotive Hall of Fame for his contribution to the Finance and Insurance Specialists sector of the automotive industry. Mr. Ryan has been a member of Northwestern University’s board of trustees for 42 years, 14 years of which he served as Chairman. Mr. Ryan served on the boards of directors of 1st National Bank of Chicago and its successors and the Tribune Company. Mr. Ryan earned a Bachelor of Business Administration from Northwestern in 1959 and, in 2009, Northwestern awarded Mr. Ryan a Doctor of Humane Letters degree. Also in 2009, Mr. Ryan was inducted into the Northwestern Athletic Hall of Fame. Four years later, in 2013, Mr. Ryan received the Northwestern Alumni Association Medal of Honor. This award is the highest award granted by the Northwestern Alumni Association to an alumnus who combines superior professional distinction and/or exemplary volunteer service to society, with an outstanding record of service to Northwestern. Mr. Ryan also served as Chairman of Chicago 2016, the effort to bring the 2016 Olympic and Paralympic Games to Chicago. We believe that Mr. Ryan’s extensive and industry-leading experience in the area of insurance, his experience as the founder, Chairman and CEO of Aon Corporation, and his insight into our business as our Founder and Chief Executive Officer qualifies him to serve on our Board.

MICHELLE L. COLLINS

Michelle Collins has served on our Board since our IPO in July 2021 and is a member of the Audit Committee. Since 2007, she has served as the president of Cambium LLC, a consulting firm. Ms. Collins was co-founder of Svoboda Capital Partners, LLC and served as Managing Director from 1998 to 2006. Prior to that, Ms. Collins was a principal in the Corporate Finance Department at William Blair & Company, LLC. Since 2014, Ms. Collins has served on the board of Ulta Beauty, Inc. She has also served on the boards of Canadian Imperial Bank of Commerce (“CIBC”) and CIBC Bancorp USA/CIBC Bank U.S. since 2017. Previously, she was a member of the mutual fund boards of Columbia Acorn and Wanger Advisors Trusts and the boards of directors of the following public and private companies: PrivateBankcorp, Inc., Integrys Energy Group, Inc., Molex, Inc., Bucyrus International, CDW Corporation, Coldwater Creek, Inc., McWhorter Technologies, Inc., the Mutual Reserve Company, and Health Care Service

Corporation. She earned a Bachelor of Arts from Yale University and a Master of Business Administration from Harvard Business School. We believe Ms. Collins is qualified to serve on our Board due to her extensive finance industry experience and experience as a director on the boards of other for-profit companies.

2023 Proxy Statement 18

D. CAMERON FINDLAY

D. Cameron Findlay has served on our Board since 2012 and is the chairperson of the Compensation and Governance Committee, a member of the Executive Committee and our Lead Director. Since 2013, Mr. Findlay has been the Senior Vice President, General Counsel and Secretary of Archer Daniels Midland Company. From 2009 to 2013, he was Senior Vice President and General Counsel of Medtronic, Inc., and from 2003 to 2009 he served as Executive Vice President and General Counsel of Aon Corporation. He earned his B.A. from Northwestern University, his Master of Arts (Oxon.) from Oxford University, and his Juris Doctor from Harvard Law School. We believe Mr. Findlay is qualified to serve on our Board due to his expertise in legal, compliance, and government regulatory matters and extensive insurance industry experience.

JOHN W. ROGERS, JR.

John W. Rogers, Jr., has served on our Board since 2014 and is a member of both the Compensation and Governance Committee and the Executive Committee. He is the Founder, Chairman, Co-CEO (since 2019; from 1983-2019 he served as Chief Executive Officer), and Chief Investment Officer of Ariel Investments. Mr. Rogers is a member of the mutual fund board of Ariel Investments Trust, serves as vice chair of the board of trustees of the University of Chicago, and as a member of the boards of directors of the following public companies: McDonald’s Corporation, NIKE, Inc. and The New York Times Company. From 2000 to 2019, he served on the board of Exelon Corp. Following the election of President Barack Obama, Mr. Rogers served as co-chair for the Presidential Inaugural Committee 2009, and in 2016 he joined the Barack Obama Foundation's board of directors. He earned his Bachelor of Arts from Princeton University and in 2008 was awarded Princeton University's highest honor, the Woodrow Wilson

Award, presented each year to the alumnus or alumna whose career embodies a commitment to national service. We believe Mr. Rogers is qualified to serve on our Board due to his extensive finance industry experience and experience as a director on the boards of other for-profit companies.

Class I Directors: Continuing in Office Until 2025

HENRY S. BIENEN, PH.D

Dr. Bienen has served on our Board since 2012 and is a member of the Audit Committee. Dr. Bienen served as Northwestern University’s president from 1995 through 2009 and currently serves as president emeritus of Northwestern University. He was the James S. McDonnell Distinguished University Professor and Dean of the Woodrow Wilson School of Public and International Affairs at Princeton University prior to his appointment at Northwestern. Dr. Bienen is Emeritus Trustee of the Chicago Council on Global Affairs. Additionally, Dr. Bienen is on the boards of directors of Hedge Fund Guided Portfolio Solutions and Grosvenor Multi Strategy Funds, chairs the Advisory Committee of The Vistria Group’s Education Investments, serves as chairman of the board of directors for Rasmussen College, and is a lifetime member of the board of MetroSquash, an urban squash and education program in Chicago. Furthermore, Dr. Bienen is a member of the board of the Lucas Museum of Narrative Art and was the chairman of the board of the Crown Center on the Middle East Studies at Brandeis University. Dr. Bienen is also a consultant for Academic Partnerships, an online project manager for regional public universities. Dr. Bienen served on the board of Bear Stearns Companies, Inc. He earned a Bachelor of Arts from Cornell University with honors, as well as a Master of Political Science and a PhD in Political Science from the University of Chicago. We believe Dr. Bienen is qualified to serve on our Board due to his extensive experience as a director on the boards of other for-profit companies.

2023 Proxy Statement 19

WILLIAM J. DEVERS

William J. Devers has served on our Board since 2013 and is a member of the Audit Committee. Since 1983, Mr. Devers has been president of Devers Group, Inc., a venture capital firm specializing in early-stage investments. He also served on the boards of directors of the following public and private companies: Schwarz Paper Company, Wallace Computer Services, Inc., Lake Shore National Bank, Ryan Insurance Group, Click Commerce, and Merge Inc. Mr. Devers has also served as a director of, or advisor to, numerous educational institutions, charities and hospitals, including the Arts and Letters Advisory Counsel of the University of Notre Dame, Catholic Charities of Chicago, Big Shoulders Fund of the Archdiocese of Chicago, Ann and Robert H. Lurie Children’s Hospital, St. Francis Hospital, and Rosary College. He earned his Bachelor of Arts in Economics from Pennsylvania State University. We believe Mr. Devers is qualified to serve on our Board due to his extensive finance industry experience.

MICHAEL D. O’HALLERAN

Michael D. O’Halleran has served on our Board since 2018. Mr. O’Halleran has been Executive Chairman of Geneva Re Ltd. since 2019 and previously served as a senior advisor at Ryan Specialty. Mr. O’Halleran was the founder, and for twenty-four years served as Executive Chairman, of Aon Re, a reinsurance brokerage and capital advisory firm. Additionally, Mr. O’Halleran was previously President and COO of Aon Corporation from 1999 to 2005. He also served on the following boards of directors: NuVasive, Inc., CareFusion, Inc., Cardinal Health, Inc., and Allegiance Corp. Mr. O’Halleran earned his Bachelor of Science from the University of Wisconsin - Whitewater. We believe Mr. O’Halleran is qualified to serve on our Board due to his extensive insurance industry experience.

TIMOTHY W. TURNER

Timothy W. Turner has served as our President since March 2021, as the Chairman and CEO of RT Specialty since RT’s founding in 2010, and has been a member of our Board of Directors since 2012. Mr. Turner is a member of our Executive Committee. Prior to co-founding RT Specialty, Mr. Turner was with CRC Insurance Services, Inc. (“CRC”) for 10 years and was President of CRC at the time of his departure. Prior to CRC, Mr. Turner worked for the Crump Group and was named President of its Chicago Office. Mr. Turner began his insurance career as a casualty broker with A.J. Renner & Associates in 1987. He has received a number of awards, and in 2020, one of the insurance industry’s most respected media outlets, the Insurance Insider, named Mr. Turner the Distribution Leader of the Year, honoring him as the year's most influential and outstanding individual in insurance distribution. In 2019, Mr. Turner received the prestigious Insurance Industry "Good Scout" Award from the Boy Scouts of America, Greater

New York Councils. Additionally, Mr. Turner received the 2021 Spirit of Life Award from the City of Hope, National Insurance Industry Counsel. Before joining the insurance industry, Mr. Turner graduated from the Detroit Police Academy, served on the Wayne County SWAT Team, and was an undercover narcotics officer with the Narcotics Cocaine Task Force with the Michigan State Police. Mr. Turner earned a Bachelor of Science in Criminal Justice from Madonna University. We believe that Mr. Turner’s extensive and industry-leading experience in the area of insurance and his insight into our business as our President and the Chairman and CEO of RT Specialty qualifies him to serve on our Board.

2023 Proxy Statement 20

In Memoriam:

ANDREW J. MCKENNA

Andrew J. McKenna served with dedication and distinction on our Board since its formation in 2012 through his passing on February 7, 2023. Throughout his tenure, Mr. McKenna, a nationally renowned expert on corporate governance, contributed his tireless efforts, knowledge, sound counsel, immense experience as a titan of industry, extraordinary leadership as Ryan Specialty’s Lead Director, and sage wisdom for the benefit of this Company’s employees, clients, trading partners and stockholders. His astute business judgment, intellect, warmth, and friendship drew in and inspired all who had the privilege of working alongside him. Ryan Specialty was made a better company owing in large part to his dedication and contributions. This Company and the insurance industry will benefit greatly in perpetuity from Mr. McKenna’s contributions.

Vote Required

The three nominees who receive the greatest number of affirmative votes will be elected as Class II directors, to hold office until the 2026 annual meeting of stockholders and until their successors are elected and qualified, unless they resign, or their seats become vacant due to removal or death. Abstentions and broker non-votes will not affect the election of directors.

Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the Proxy Card or, if no direction is given, then FOR the election of the nominees named in this Proxy Statement.

The Board recommends a vote “FOR” the three Class II director nominees identified above.

2023 Proxy Statement 21

DIRECTOR COMPENSATION

The following table presents the total compensation for each person who served as a non-employee director on our Board during 2022. Other than as set forth in the table and described more fully below, we did not pay any compensation, make any equity or non-equity awards, or pay any other compensation to any of the non-employee directors on the Board. Patrick G. Ryan, Timothy W. Turner, and Nicholas D. Cortezi, each of whom are employed by the Company, do not receive any additional compensation for their service to the Board. Robert Le Blanc has agreed to forgo any cash or equity compensation for his service to the Board inasmuch as he is the president of Onex and is appointed by Onex to sit on the Board pursuant to the Director Nomination Agreement. Michael D. O’Halleran served as a consultant to the Company during the first quarter of 2022 and received $50,000 for his services through March 31, 2022. Mr. O’Halleran is eligible to receive the annual equity grant in accordance with the Company’s Non-Employee Director Compensation Policy, discussed below, but does not receive any additional cash payments for his service to the Board in light of his role as Executive Chairman of Geneva Re.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Henry S. Bienen	$75,000	$260,000	$–	$335,000
David P. Bolger	100,000	260,000	–	360,000
Michelle L. Collins	75,000	110,000	–	185,000
William J. Devers	75,000	260,000	–	335,000
D. Cameron Findlay	90,000	260,000	–	350,000
Robert Le Blanc	–	–	–	–
Andrew J. McKenna(2)	100,000	260,000	–	360,000
Michael D. O’Halleran(3)	–	260,000	50,000	310,000
John W. Rogers, Jr.	75,000	260,000	–	335,000

(1)

On March 18, 2022, each of the non-employee directors, other than Mr. Le Blanc who has agreed to forgo compensation and Ms. Collins who joined the Board at the time of the IPO, received a grant of 4,361 restricted stock units (“RSUs”) with a grant date fair value of $150,000 as compensation for their service to the Board of Managers of the LLC in 2020 and prior to the IPO in 2021. On June 7, 2022, each of the non-employee directors, other than Mr. Le Blanc, received a grant of 2,829 RSUs with a grant date fair value of $110,000 as compensation for their service to the Company from the IPO through the first annual meeting of stockholders. The RSUs were fully vested as of the grant date and each RSU represents a right to receive one fully vested share of Class A common stock within 30 days of grant (or, if elected by the director, upon the earlier of the director’s “separation from service” or a “change in control,” each as defined in the applicable award agreement).

(2)	Andrew J. McKenna passed away in February of 2023 and will receive pro rata fees for his service to the Board in 2023.

(3)	Mr. O’Halleran did not receive any cash compensation for his services to the Board. He received $50,000 for his services as a consultant to the Company through March 31, 2022.

The Company adopted a Non-Employee Director Compensation Policy that provides for an annual cash retainer equal to $75,000. Other than the chairperson of the respective Board committees, no participating committee members will receive additional compensation for their participation on such committees. In addition, a non-employee director is entitled to additional cash compensation for service as the Lead Director or as the chairperson of a committee, paid quarterly, as set forth below. Mr. O’Halleran will continue to forgo any cash compensation as a director and Mr. Le Blanc will continue to forgo any cash or equity compensation for his services as a director for the reasons stated above.

Committee/Role	Annual Retainer
Audit Committee Chair	$25,000
Compensation and Governance Committee Chair	15,000
Lead Director	25,000

In addition, the Non-Employee Director Compensation Policy provides that each of our non-employee directors will receive an annual grant of equity in the form of RSUs with a grant date fair value equal to $110,000. The RSUs will be fully vested as of the

2023 Proxy Statement 22

grant date and each represents a right to receive one fully vested share of Class A common stock within 30 days of grant (or, at the election of the director, upon the earlier of the director’s “separation from service” or a “change in control,” each as defined in the applicable award agreement). We will grant each of our non-employee directors, with the exception of Mr. Le Blanc, their annual equity grant on the date of the Company’s annual meeting of stockholders, which is expected to occur in the second quarter of each year. The grants will be compensation for the prior year of service. Should any director not serve for the full annual period covered by the grant, the grant will be pro-rated.

In November of 2022, after a detailed review of director compensation provided by our peers, the Compensation and Governance Committee amended the Non-Employee Director Compensation Plan to increase (i) the annual cash retainer from $75,000 to $85,000, (ii) the annual grant of equity from a grant date fair value of $110,000 to $120,000, and (iii) the cash retainer for the Chair of the Compensation and Governance Committee from $15,000 to $20,000. All increases were effective on January 1, 2023.

Stock Ownership Guidelines

The Company has non-employee director stock ownership guidelines, under which the Company’s non-employee directors are expected to accumulate Company stock with a value equivalent to five times their annual cash retainer, within five years of the adoption of the requirement or within five years of a director joining the Board. If a non-employee director does not hold sufficient shares of the Company’s stock to meet the guideline requirements, they will then be required to hold 100% of their current Company stock plus any future grants until they have met the requirement.

The guidelines were adopted on April, 21, 2021, such that each non-employee director serving at that time has until April 21, 2026 to meet the guidelines. Ms. Collins, who joined our board at our IPO on July 21, 2021, has until July 21, 2026 to meet the guidelines. Accordingly, all of our directors are currently in compliance with the guidelines.

2023 Proxy Statement 23

EXECUTIVE OFFICERS

Below is a list of the names, ages as of the Record Date, positions, and brief accounts of the business experience of our executive officers.

Name	Age	Position
Patrick G. Ryan	85	Chief Executive Officer and Chairman of the Board of Directors
Jeremiah R. Bickham	37	Executive Vice President and Chief Financial Officer
Nicholas D. Cortezi	56	Chairman of Ryan Specialty Underwriting Managers and Director
Mark S. Katz	54	Executive Vice President, General Counsel and Corporate Secretary
Brendan M. Mulshine	57	Executive Vice President and Chief Revenue Officer
Lisa J. Paschal	61	Senior Vice President and Chief Human Resources Officer
Timothy W. Turner	62	President and Director

Patrick G. Ryan — See biography under “Proposal No. 1 Election of Directors — Class III Directors: Continuing in Office Until 2024.”

Jeremiah R. Bickham has served as our Executive Vice President and Chief Financial Officer since March 2021. He joined Ryan Specialty in 2011 and previously served as our Treasurer and Head of Corporate Development. Prior to joining Ryan Specialty, Mr. Bickham worked at KPMG, LLP as a research analyst and auditor from 2009 through 2011. He earned a Bachelor of Business Administration and a Master of Professional Accounting from the University of Texas at Austin, as well as a Master of Business Administration from Northwestern University’s Kellogg School of Management. Mr. Bickham also is a Certified Public Accountant.

Nicholas D. Cortezi — See biography under “Proposal No. 1 Election of Directors — Class II Directors: Nominees.”

Mark S. Katz has served as our Executive Vice President, General Counsel, and Corporate Secretary since March 2020, after first joining Ryan Specialty in 2019 as Counsel for Insurance Services. Prior to joining Ryan Specialty, Mr. Katz practiced law with boutique Manhattan-based insurance litigation firm Mound Cotton Wollan & Greengrass LLP from 1993 through 2018, litigating complex insurance coverage disputes throughout the United States. He was a partner with the firm from 2002 through 2018 and served as the firm’s Administrative Partner and on its hiring and compensation committees for numerous years. Mr. Katz earned his Bachelor of Arts from Syracuse University, Maxwell School of Citizenship and Public Affairs in 1990 and his Juris Doctor from Hofstra University School of Law in 1993, where he was an editor of the Hofstra Law Review.

Brendan M. Mulshine has served as our Executive Vice President and Chief Revenue Officer since 2020 and previously served as our Executive Vice President and Managing Director from 2012 through 2020. From 1995 to 2012, Mr. Mulshine held various leadership positions at Aon Re, working with domestic and global insurance company clients on their reinsurance capital needs. Mr. Mulshine began his career practicing law in New York City. He earned a Bachelor of Arts from Yale College, a Juris Doctor from the University of Notre Dame School of Law, and a Master of Business Administration from Northwestern University’s Kellogg School of Management.

Lisa J. Paschal has served as our Senior Vice President and Chief Human Resources Officer since 2014. From 2005 to 2014, Ms. Paschal was Senior Vice President of Human Resources with Argo Group. Ms. Paschal also was Assistant Vice President at Hartford Financial Services from 1998 to 2004, and she managed Employee Relations at Hess Oil from 1995 to 1997. Ms. Paschal practiced employment and family law in Houston, Texas. She earned a Bachelor of Education and a Master of Education from the University of Missouri—Columbia, as well as a Juris Doctor from South Texas College of Law.

Timothy W. Turner — See biography under “Proposal No. 1 Election of Directors – Class I Directors: Continuing in Office Until 2025.”

Family Relationships

Brendan M. Mulshine is married to the niece of Patrick G. Ryan.

2023 Proxy Statement 24

PROPOSAL NO. 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2023 and is seeking ratification of this selection by our stockholders at the Annual Meeting. Deloitte & Touche LLP has audited our financial statements since the fiscal year ended 2011. Services provided to the Company and its subsidiaries by Deloitte & Touche LLP for the year ended December 31, 2022, are described below and under “Audit Committee Report.” Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and we expect that they will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm. The Audit Committee, however, is submitting the selection of Deloitte & Touche LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain Deloitte & Touche LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that a change would be in the best interests of the Company and our stockholders.

Audit and Non-Audit Fees and Services

The following table provides information regarding the fees incurred to Deloitte & Touche LLP during the years ended December 31, 2022 and 2021. All fees described below were approved by the Audit Committee.

	Year Ended December 31,
	2022	2021
Audit Fees(1)	$1,403,806	$868,487
Audit Related Fees(2)	10,000	10,000
Tax Fees(3)	–	–
All Other Fees(4)	4,890	–

Total Fees	$1,418,696	$878,487

(1)

Audit Fees paid to Deloitte & Touche LLP for 2022 and 2021 were for professional services associated with the annual audit of our consolidated financial statements, the reviews of our quarterly consolidated financial statements and the issuance of consents and comfort letters in connection with registration statement filings with the SEC.

(2)

Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” Fees include review of a subsidiary’s financial statements for regulatory reporting purposes.

(3)	Tax Fees consist of fees for tax compliance, tax advice and tax planning. No such services were provided by Deloitte & Touche LLP in either period.

(4)	All Other Fees include any fees billed that are not audit, audit-related or tax fees.

Audit Committee Pre-Approval Policies and Procedures

Before Deloitte & Touche LLP is engaged by the Company to render audit or non-audit services, our Audit Committee must review the terms of the proposed engagement and pre-approve the engagement. The Audit Committee may delegate authority to one or more of the members of the Audit Committee to provide these pre-approvals for audit or non-audit services, provided that the person or persons to whom authority is delegated must report the pre-approvals to the full Audit Committee at its next scheduled meeting. Audit Committee pre-approval of non-audit services (other than review and attest services) are not required if those services fall within available exceptions established by the SEC.

2023 Proxy Statement 25

The Audit Committee pre-approved all audit, audit-related, tax, and other services provided by Deloitte & Touche LLP for the fiscal years 2022 and 2021.

Vote Required

The affirmative vote of the majority of the voting power of the shares present or represented by proxy at the virtual Annual Meeting and entitled to vote is required for ratification. Votes to “Abstain” are treated as cast “Against” Proposal 2.

Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the Proxy Card or, if no direction is given, then FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.

The Audit Committee and the Board recommend a vote “FOR” the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.

2023 Proxy Statement 26

AUDIT COMMITTEE REPORT

The Audit Committee is composed of four independent directors (as defined by the NYSE listing standards). Our Audit Committee operates under a written charter, which is posted on our website at ir.ryanspecialty.com. As provided in the charter, the Audit Committee’s oversight responsibilities include monitoring the integrity of our financial statements (including reviewing financial information, the systems of internal controls, the audit process, and the independence and performance of our internal audit function and independent registered public accounting firm) and our compliance with legal and regulatory requirements. However, management has the primary responsibility for the financial statements and the reporting process, including our systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee:

•	reviewed and discussed the audited financial statements for the year ended December 31, 2022, with our management;

•

discussed with our independent auditors, Deloitte & Touche LLP, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC; and

•

received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence and has discussed with Deloitte & Touche LLP its independence.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2022.

Respectfully submitted by:

David P. Bolger (Chair)

Henry S. Bienen

Michelle L. Collins

William J. Devers

2023 Proxy Statement 27

PROPOSAL NO. 3:

ADVISORY (NON-BINDING) VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Recognizing that executive compensation is an important matter for our stockholders, and in accordance with SEC rules, we are asking our stockholders to approve an advisory resolution on the compensation of our named executive officers (“NEOs”) as disclosed in this Proxy Statement. At our 2022 Annual Meeting, a majority of stockholders voted, consistent with the recommendation of the Board, to hold an annual stockholder advisory vote on a resolution to approve the compensation of our NEOs. The annual vote will continue until the next required vote on the frequency of stockholder votes on the compensation of our NEOs as required pursuant to Section 14(A) of the Exchange Act and the rules and regulations promulgated thereunder, which we expect will take place at our 2028 Annual Meeting.

This proposal, commonly known as a “say-on-pay” proposal, is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and our executive compensation philosophy, policies, and practices as described in this Proxy Statement. Although the voting results are not binding, the Board and the Compensation and Governance Committee will take into account the results of the vote when considering future executive compensation arrangements.

We encourage our stockholders to read the Compensation Discussion and Analysis, which immediately follows this proposal. The Compensation Discussion and Analysis describes in more detail our executive compensation program and related policies and practices and explains the decisions the Compensation and Governance Committee has made under this program and the factors considered in making those decisions. We also encourage our stockholders to review the 2022 Summary Compensation Table elsewhere in this Proxy Statement and other related compensation tables and narratives, which provide detailed information on the compensation of our named executive officers.

Therefore, in accordance with Section 14A of the Exchange Act and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the Annual Meeting:

“RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis and the tabular disclosure regarding each named executive officer’s compensation (together with the accompanying narrative disclosure) in this Proxy Statement, as disclosed pursuant to Item 402 of Regulation S-K, for the 2023 Annual Meeting of Stockholders.”

Vote Required

The affirmative vote of the majority of the voting power of the shares present or represented by proxy at the virtual Annual Meeting and entitled to vote is required for approval of the advisory (non-binding) resolution. Votes to “Abstain” are treated as cast “Against” this proposal and broker non-votes will have no effect on the vote for this proposal.

Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the Proxy Card or, if no direction is given, then FOR the advisory (non-binding) resolution to approve the overall compensation of the Company’s NEOs as described in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

The Board recommends a vote “FOR” the advisory (non-binding) resolution to approve the overall compensation of the Company’s named executive officers, described in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

2023 Proxy Statement 28

EXECUTIVE COMPENSATION:

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes our compensation philosophy and provides an overview analysis of (i) our 2022 compensation programs and policies for our NEOs; (ii) the material compensation decisions made by the Compensation and Governance Committee of our Board under those programs and policies as reflected in the executive compensation tables that appear following this CD&A; and (iii) the material factors that the Compensation and Governance Committee considered and the process it utilized in making those decisions.

Our Named Executive Officers

Our 2022 NEOs, as defined under applicable SEC rules, are:

•	Patrick G. Ryan (Chairman of the Board and Chief Executive Officer)

•	Timothy W. Turner (President)

•	Jeremiah R. Bickham (Executive Vice President and Chief Financial Officer)

•	Mark S. Katz (Executive Vice President, General Counsel and Corporate Secretary)

•	Brendan M. Mulshine (Executive Vice President and Chief Revenue Officer)

Summary of Our Executive Compensation Practices

We developed and maintain a comprehensive compensation and governance framework that we believe is aligned with market practices and standards.

What We Do:

✓	Annual “say-on-pay” vote (as recommended by the Board and management).

✓	Independent compensation consultant selected, engaged, and overseen by the Compensation and Governance Committee.

✓	A substantial majority of total compensation for executives tied to performance.

✓	Compensation and Governance Committee oversight of risks associated with compensation policies and practices.

✓	Long-term incentive program with long-term vesting schedules.

✓	Majority of executive compensation delivered in the form of long-term incentives.

✓	Executives provided stock ownership and holding requirements.

What We Don’t Do:

x	No backdating of share options and no option repricing without stockholder approval.

x	No excise tax gross-ups.

x	No guaranteed annual incentive payouts without regard to performance.

x	No hedging or pledging of Company Stock by directors, executive officers, or employees.

2023 Proxy Statement 29

Compensation Philosophy

Our compensation philosophy is focused on the following objectives:

Objective	How we accomplish this objective
Alignment with Stockholders

•  Annual short-term cash incentive program tied to key business objectives, which objectives lead to long-term stockholder value creation

•  Long-term incentives vest over multiple years and reward sustained stockholder value creation

•  IPO awards are subject to lock-up provisions

Attract and Retain	• Competitive compensation for executives is based upon job responsibilities, experience, individual performance, and comparisons to the market
Pay for Performance

•  Majority of executive compensation is delivered in the form of variable, at-risk compensation

•  Annual incentive plan payouts are determined based on financial performance

•  The Compensation and Governance Committee establishes rigorous targets for the annual incentive plan

•  Long-term incentives are delivered in the form of stock options or restricted equity grants, which reward participants for increasing the stock price and directly align executives to the stockholder experience

Sound Risk Management

•  Conduct an annual risk assessment of our executive compensation programs

•  Compensation and Governance Committee is made up of independent directors and retains an independent compensation consultant

•  Incorporate a variety of corporate governance and compensation best practices

Our Executive Compensation Program in Detail

Our Pay Philosophy

Base Salary

We strive to be the employer of choice for the top-talent in our industry and our goal is to always hire top tier talent throughout our Company, including our executive officers. As a result, our Compensation and Governance Committee sets base salary for executives above the median of the compensation landscape. In line with the Compensation and Governance Committee’s compensation philosophy, exceptional performance by executive officers is generally rewarded through short-term incentives (“STI”) and/or long-term incentives (“LTI”) awards and not through base salaries. Adjustments to base salaries are made by the Compensation and Governance Committee to reflect changes in responsibilities or when competitive market or internal conditions warrant.

The following table sets forth the base salary for each of our NEOs for 2022 as approved by the Compensation and Governance Committee.

Named Executive Office	2022 Base Salary
Patrick G. Ryan	$1,375,000
Timothy W. Turner	1,200,000
Jeremiah R. Bickham	600,019
Brendan M. Mulshine	625,010
Mark S. Katz	575,000

2023 Proxy Statement 30

The Compensation and Governance Committee, in consideration of Mr. Mulshine’s outsized contributions in arranging capital for our Underwriting Management specialty and alternative risk division and his critical relationships with many of our largest trading partners, resolved to increase his base salary to $685,010 in March of 2023. Other than Mr. Mulshine, the base salaries for our NEOs were not increased (or otherwise adjusted) from 2022 to 2023.

Short-Term Incentive Compensation

STI awards are an integral component of our NEOs’ total compensation and are based on our financial results and individual performance. They are intended to deliver exceptional pay for exceptional performance and provide a well-timed link between recent performance and individual compensation.

Each NEO is eligible to receive an annual STI award expressed as a percentage of his base salary. STI targets for the Company’s executive officers, including the NEOs, were established by the Compensation and Governance Committee in early 2022 following a thorough evaluation of our executive officers’ total compensation and market practices. The Compensation and Governance Committee considers an executive officer’s total compensation when determining any change to a particular component of compensation.

Named Executive Officer	2022 Bonus Target %
Patrick G. Ryan	200%
Timothy W. Turner	200%
Jeremiah R. Bickham	150%
Brendon M. Mulshine	150%
Mark S. Katz	150%

In early 2022, the Compensation and Governance Committee determined that the actual amount of the 2022 bonuses payable to our NEOs would be determined based on the following criteria, which are composed of both Company based performance metrics and individual, merit-based achievement:

Metric	Percent of Bonus
Organic Revenue Growth	35%
Adjusted EBITDAC Margin	35%
Individual Merit-Based Achievement	30%

For the Organic Revenue Growth metric, payment will be based on the following scale:

Organic Revenue Growth	Target Payout %
<5%	0%
13-15%	100%
>19%	150%

Target payout percentage for Organic Revenue Growth between the benchmarks set forth above will be determined based on a graduated basis. For the Adjusted EBITDAC Margin metric, payment will be based on the following scale:

Adjusted EBITDAC Margin	Target Payout %
<28.75%	0%
30.25-30.75%	100%
>31.75%	150%

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Target payout percentage for Adjusted EBITDAC Margin between the benchmarks set forth above will be determined based on a graduated basis. Individual performance and merit are linked to an individual’s contribution towards (i) culture (ii) results (iii) client centricity, (iv) teamwork and (v) inclusion.

Organic Revenue Growth for 2022 was 16.4%, resulting in an STI award of 117.5% of target. Adjusted EBITDAC Margin, based on compensation amounts accrued throughout the year at target, was 30.2%, resulting in an STI award of 95.8% of target. The Compensation and Governance Committee, based on input from Mr. Ryan for each of the NEOs other than Mr. Ryan, determined that based on each NEO’s contribution to the Company’s achievement, the Individual Merit-Based Achievement component of each NEO’s STI award for 2022 would be 126.3% of Target. The Compensation and Governance Committee also determined that Mr. Ryan would receive 126.3% of target for the Individual Merit-Based Achievement Component of his STI award based on his contribution to the Company in 2022. As a result, the total STI award for each of our NEOs for 2022 was approximately 112.5% of target. The following table sets forth the STI award payments made to each of our NEOs in 2022.

Named Executive Officer	2022 Bonus Payment
Patrick G. Ryan(1)	$3,093,745
Timothy W. Turner	2,699,996
Jeremiah R. Bickham	1,012,531
Brendon M. Mulshine	1,054,703
Mark S. Katz	970,311

(1)

Mr. Ryan, our founder and CEO, elected, with the consent of the Compensation and Governance Committee, to redirect approximately $340,000 of his discretionary bonus to certain other non-NEO officers of the Company.

The Compensation and Governance Committee determined that Target Bonus percentages for 2023 (that will be paid in 2024) will remain the same as they were in 2022 and will be determined based on the Company’s achieving predetermined metrics for Organic Revenue Growth and Adjusted EBITDAC Margin, as well as individual, merit-based achievement as determined by the Compensation and Governance Committee.

Long-Term Incentive Compensation

All equity holdings in Ryan Specialty, LLC were converted to equity in a new holding company, New Ryan Specialty, LLC (“New LLC ”), that was formed as a Delaware limited liability company on April 20, 2021, for the purpose of becoming an intermediate holding company between Ryan Specialty Holdings, Inc., and Ryan Specialty, LLC.    On September 30, 2021, the equity interest holders of Ryan Specialty, LLC exchanged equity interests in Ryan Specialty, LLC for LLC Common Units (as defined below) in New LLC. All new incentive equity relating to LLC Common Units granted after September 30, 2021, will be issued in New LLC. As Ryan Specialty, LLC is substantively the same as New LLC, as previously noted, for the purpose of this document we will refer to both New LLC and Ryan Specialty, LLC as the “LLC”.

Our publicly traded stock differentiates Ryan Specialty from most of our competition by providing us with a unique currency to attract and retain talent. We believe that our executive officers, including our NEOs, should have a significant equity stake in the Company to incentivize performance, align their interest with one another and our stockholders, and facilitate retention. Many of our executive officers held significant equity in the Company prior to our IPO. Due to the change in our structure made in connection with the IPO, all vested and unvested incentive equity outstanding prior to the IPO was exchanged for new units at the IPO as described herein. The equity received in exchange for existing equity was on substantially the same terms and conditions (including vesting terms) as the pre-IPO equity. We further used the IPO as an opportunity to provide significant new “staking grants” to some of our executive officers in order to bring them on par with their similarly situated colleagues. The staking grants vest over five or ten year periods, depending on the nature of the grant and the particular circumstances of each recipient. We are now in a position where we believe the equity held by most of our executive officers accomplishes the goals of incentivization, alignment, and retention for the near term. Accordingly, we do not foresee the need to provide annual grants to most of our executive officers in the near term. As the current equity grants vest over time, we will need to consider ad hoc grants and an annual grant program for executive officers in order to maintain our objectives. The outstanding LTI awards currently held by our NEOs consist of (i) LLC Common Units (as defined below), (ii) Class C Units (as defined below), and (iii) RLUs (as defined below).

2023 Proxy Statement 32

Common Units

Prior to our IPO, some of our NEOs held awards of common units pursuant to the Limited Liability Company Agreement of Ryan Specialty, LLC (the “Original Units”). The Original Units were profits interests that represented actual voting equity interests meant to enable certain employees to share in our financial success after our preferred unitholders received a certain level of return on their investment. The Original Units entitled unitholders to a percentage of future distributions, but only after all preferred unitholders had received cumulative cash distributions of a certain multiple return and only to the extent that distributions exceeded the return threshold associated with such Original Units.

The Original Units were subject to time-based vesting and generally vested in five equal annual installments beginning on the first anniversary of the date of grant, subject to the NEO’s continued employment with us through each vesting date.

In connection with the IPO, the Original Units were converted into non-voting common units in the LLC (“LLC Common Units”) , subject to the same vesting and forfeiture provisions as the Original Units. Vested LLC Common Units are exchangeable into Class A common stock at the election of the holder, provided that the Company may elect (determined by a majority of the Company’s disinterested directors) to deliver cash in lieu of stock only to the extent that the Company has received cash proceeds pursuant to a secondary offering. Each holder of LLC Common Units also holds one share of Class B common stock for each LLC Common Unit they hold

Class C Common Incentive Units

Certain of our NEOs hold Class C Common Incentive Units in the LLC (“Class C Units”), which are profits interests that entitle the holder to a percentage of future distributions of the LLC, but only after a specified return threshold is met.

Certain of these Class C Units were granted in connection with the conversion of the Original Units into LLC Common Units (such Class C Units, the “Reload Class C Units”) and were intended to ameliorate the recipients’ otherwise reduced percentage of future value accretion following the conversion of their “appreciation only” Original Units into a smaller number of “full value” LLC Common Units. The Reload Class C Units are subject to time-based vesting, and vest either 1/3 on each of the third, fourth, and fifth anniversaries of the IPO or 100% on the third anniversary of the IPO, in each case subject to the NEO’s continued employment through each vesting date (other than for those exceptions provided in the award agreement).

Other Class C Units were granted as new awards to certain NEOs in connection with the IPO (the “Staking Class C Units”) and are intended to reward future performance. The Staking Class C Units are subject to time vesting and vest 10% on each of the third through ninth anniversaries of the IPO, with the final 30% vesting on the tenth anniversary of the IPO, in each case, subject to the NEO’s continued employment through each vesting date (other than for those exceptions provided in the award agreement). Vested Class C Units (both Reload Class C Units and Staking Class C Units) are exchangeable into a number of shares of Class A common stock of equivalent economic value at the election of the holder, provided that the Company may elect (determined by a majority of the Company’s disinterested directors) to deliver cash in lieu of stock only to the extent that the Company has received cash proceeds pursuant to a secondary offering.

Restricted LLC Units

In March of 2022, each of the NEOs, other than Mr. Ryan, received a grant of restricted LLC units in the LLC (“RLUs”) in recognition of the exceptional performance achieved by the Company in 2021. Each RLU represents the right to receive one LLC Common Unit upon vesting of the RLU. The RLUs vest in equal installments on April 1, 2023, 2024, and 2025, in each case subject to the NEO’s continued employment through each vesting date (other than for those exceptions provided in the award agreement).

Treatment of Long-Term Incentive Awards Upon a Termination of Employment

For LTI awards issued in conjunction with the IPO, if an NEO’s employment is terminated (i) by us without “cause,” (ii) due to the NEO’s death or disability, or (iii) the NEO retires in good standing (as determined by the Board) after reaching the age of 65 (a “Qualified Retirement”), and, in each case, subject to the NEO’s continued compliance with the restrictive covenants set forth in the applicable grant agreement, the unvested LLC Common Units and Class C Units held by the NEO will continue to vest as if the NEO remained employed with us through each vesting date. Upon any other termination of employment, any unvested LLC Common Units and Class C Units will be forfeited.

2023 Proxy Statement 33

For the RLUs granted in March 2022, the award agreements provide that (i) in the event an NEO’s employment with us is terminated by us without “Cause,” then the portion of RLUs eligible to vest on the next vesting date following the termination will immediately vest and (ii) in the event of an NEO’s death or disability, vesting of all unvested RLUs will fully accelerate. The concept of a Qualified Retirement has been eliminated from the RLU grant agreements.

Stock Ownership Guidelines

The Board recently adopted stock ownership guidelines that apply to all of our executive officers. The guidelines require our Chief Executive Officer to accumulate Company stock with a value equivalent to six times his annual base salary and all other executive officers are required to accumulate Company stock with a value equivalent to four times their annual base salary, all within five years of the adoption of the requirement or within five years of being appointed as an executive officer of the Company. If an executive officer does not hold sufficient shares of the Company’s stock to meet the guideline requirements, they will then be required to hold 100% of their current Company stock plus any future grants until they have met the requirement.

The guidelines were adopted on June 7, 2022, such that each executive officer serving at that time has until June 7, 2027 to meet the guidelines. Accordingly, all of our executive officers are currently in compliance with the guidelines.

Other Benefits for Named Executive Officers

Employee Welfare Benefit Plans

Our NEOs are eligible to participate in the medical, life insurance, and other welfare benefits available to all other colleagues. There are no special medical plans or other welfare plans for our NEOs.

Retirement Benefits

We have not maintained, and do not currently maintain, a defined benefit pension plan. We currently make available a retirement plan intended to provide benefits under Section 401(k) of the Internal Revenue Code, pursuant to which employees (including our NEOs) may elect to defer a portion of their compensation on a pre-tax basis and have it contributed to the plan. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. We have historically matched 50% of elective deferrals up to a maximum per participant per calendar year. All employee contributions to our 401(k) plan are 100% vested at all times. Employer contributions vest over three years, such that all employer contributions to our 401(k) plan are fully vested for employees who remain employed by us for at least three years. All contributions under our 401(k) plan are subject to certain annual dollar limitations in accordance with applicable laws, which are periodically adjusted for changes in the cost of living. Matching employer contributions are not guaranteed for any year.

We also sponsor the Ryan Specialty Nonqualified Deferred Compensation Plan (the “Nonqualified Deferred Compensation Plan”), which allows certain highly compensated employees to defer a portion of their base salary and STI bonus to a later date pursuant to an advance deferral election. As of December 31, 2022, none of our Named Executive Officers has participated in the Nonqualified Deferred Compensation Plan

Our LTI awards granted at the IPO provide for continued vesting on their original vesting schedule (or, in the case of RLUs, accelerated vesting) in the case of a Qualified Retirement. See “Long-Term Incentive Compensation — Treatment of Long-Term Incentive Upon a Termination of Employment,” above for more information.

Severance Plan

The Compensation and Governance Committee believes that severance benefits are a necessary component of a competitive compensation program because they minimize distraction and ensure continuity during times of uncertainty or transition, including during a change in control. In certain circumstances, such benefits are consideration for an executive’s agreement not to compete. Set forth below is a summary of the termination arrangements we have with our NEOs. All NEOs are participants in the Executive Severance Plan (the “Severance Plan”) as further described below.

2023 Proxy Statement 34

Under the Severance Plan, the Company will provide different benefits depending on whether the severance to be provided relates to a qualifying termination within six months prior to, or 18 months following, a “Change in Control” (as defined in the Severance Plan) (a “Change-in-Control Termination”) or a termination outside of such time period (a “Non-Change-in-Control Termination”). For a qualifying termination, our NEOs will be entitled to the following benefits:

	Non-Change-in Control Termination	Change-in-Control Termination
Qualifying Termination	Termination without cause or by employee for good reason	Termination without cause or by employee for good reason
Cash Severance	CEO and President: 1.5 X Base Salary and Target Bonus All other NEOs: 1.0 X Base Salary and Target Bonus	All NEOs: 2.0 X Base Salary and Target Bonus
Pro-Rata Bonus in Year of Termination	Pro-rated and paid at the end of the period based on actual performance	Pro-rated and paid in a lump sum following the qualifying termination based on Target Bonus
Equity Award Acceleration	The treatment of unvested equity incentive awards is determined in accordance with the terms of the applicable award agreement	All unvested equity incentive awards that vest solely based on continued employment will accelerate and vest
Benefits	Health and welfare benefits will be provided for: • 18 Months for the CEO and President • 12 Months for all other NEOs	Health and welfare benefits will be provided for: • 24 Months for all NEOs
Restrictive Covenants	Post-employment non-compete and non-solicit for: • 18 Months for the CEO and President • 12 Months for all other NEOs	Post-employment non-compete and non-solicit for: • 24 Months for all NEOs

For additional details on payments that may be due to our NEOs in certain termination scenarios, see “Compensation Tables — Potential Payments to Named Executive Officers Upon Termination and/or Change of Control.”

Compensation Decision Process and Methodology

Role of the Compensation and Governance Committee

The Compensation and Governance Committee is responsible for evaluating the compensation levels for each of our NEOs and for administering the Company’s executive compensation program. The Compensation and Governance Committee reviews and approves all components of executive compensation for our NEOs, including our CEO. In addition, each year, the Compensation and Governance Committee reviews and approves the corporate goals and key objectives related to our NEOs’ compensation, evaluates their performance in light of those goals and objectives, and determines and approves their compensation, including for our CEO. Each year the Compensation and Governance Committee also reviews, among other things, proxy season trends and stockholder feedback and the compensation risk assessment. The Compensation and Governance Committee also reviews talent; culture; diversity, equity, and inclusion initiatives; as well as its charter; and annual calendar.

Compensation Risk Analysis

In reviewing the Company’s pay programs, the Compensation and Governance Committee considers whether the programs encourage unnecessary or excessive risk taking that might have an adverse impact on the Company. At the request of the committee, the Company’s independent compensation consultant, Frederic W. Cook & Co. (“FW Cook”), assisted the committee in completing the

2023 Proxy Statement 35

annual compensation risk assessment of the Company’s compensation programs. The risk assessment included a review of the design and features of the Company’s incentive compensation programs in place, as well as an evaluation of program structure and philosophy, design characteristics, performance management, and governance practices relative to compensation risk factors. The compensation risk assessment resulted in FW Cook and the Compensation and Governance Committee agreeing that the Company’s compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company.

Role of External Compensation and Governance Committee Consultant

The Compensation and Governance Committee has the independent authority to hire external consultants as well as the sole authority to retain and terminate the services of its consultant. As noted, in 2022 the committee engaged FW Cook as its independent consultant.

During the course of 2022, FW Cook worked directly under the guidance of the Compensation and Governance Committee, in cooperation with management, to assist the committee with executing its executive compensation-related responsibilities. In such role, the Compensation and Governance Committee’s consultant served as an objective third-party advisor in assessing the reasonableness of compensation levels and the appropriateness of the design of the evolving compensation program structure in supporting the current and future business strategy and human resource objectives. FW Cook attended all of the formal meetings of the Compensation and Governance Committee during 2022.

During 2022, FW Cook supported the Compensation and Governance Committee by assisting with the design and administration of the Company’s executive compensation pay practices, including:

•	reviewing and providing input on the peer group used to benchmark executive pay;

•	assessing the market pay data used to inform 2022 pay decisions;

•	providing input on the pay decisions for the Company’s executive officers, including pay mix and levels;

•	reviewing and providing input on the Company’s STI and LTI plan designs;

•	preparing the Company’s compensation risk assessment;

•	reviewing and providing input on the Company’s compensation philosophy;

•	providing a review and recommendation for non-employee director compensation; and

•	keeping the Compensation and Governance Committee informed of changes in the regulatory or governance environment for executive compensation issues.

The Compensation and Governance Committee was provided compensation market data and analysis from FW Cook. The committee used that data and analysis to ensure that the compensation practices were consistent with the compensation philosophy and objectives for both the amount and composition of executive compensation. Based on the data and analysis provided by FW Cook, as well as information from management and outside counsel, the committee applied business judgment in recommending and approving compensation awards, taking into account the dynamic nature of the businesses and the adaptability and response required by senior leadership to manage change.

Other than serving as the consultant to the Compensation and Governance Committee, FW Cook provides no other services to the Company. The committee determined that, based on the factors specified in the NYSE listing rules, FW Cook’s services produced no conflicts of interest, and it is an independent advisor to the Compensation and Governance Committee.

Role of our CEO and Management

Our CEO does not participate in the Compensation and Governance Committee’s determination of his own compensation. He does, however, make recommendations to the committee for each of the other NEOs. The CEO bases these recommendations on overall Company financial performance for the fiscal year as described above along with his informed assessment of each NEO’s individual performance and contributions. The Compensation and Governance Committee reviews and considers the CEO’s recommendations, makes adjustments, if any, as it determines appropriate, and approves compensation in its sole discretion.

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Use of Peer Company Data

In making its determinations for fiscal year 2022, the Compensation and Governance Committee considered publicly available information of a select group of peer companies as well as survey data from the Company’s compensation surveys to inform the pay levels and structures for the Company’s executives. All compensation data used was supported by FW Cook as the Compensation and Governance Committee’s independent compensation consultant.

The peer group was selected by the Compensation and Governance Committee, in consultation with FW Cook and input from management, on the comparability of the business operations of potential peer group companies, including reasonably comparable size (based on revenue and market capitalization) and industry. Information about the peer group companies was used to inform decisions regarding pay levels and mix and program design.

For conducting a competitive assessment of the compensation levels for the Company’s executives for fiscal year 2022, the Compensation and Governance Committee approved the below peer group of 16 companies. No companies were added to the prior peer group list and two companies, FBL Financial Group and Waddell Reed Financial, were removed as they were both acquired.

• Aon PLC • Argo Group International Holdings, Ltd. • Arthur J. Gallagher & Co. • AXIS Capital Holdings Limited • Brown & Brown, Inc. • BRP Group, Inc. • CBIZ, Inc. • Crawford & Co.

•  Erie Indemnity Company

•  Goosehead Insurance, Inc

•  Hanover Insurance Group, Inc.

•  Marsh & McLennan Companies, Inc.

•  Primerica, Inc

•  RLI Corp.

•  Selective Insurance Group, Inc.

•  Willis Towers Watson PLC

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COMPENSATION COMMITTEE REPORT

This report is submitted by the Compensation and Governance Committee to the stockholders of Ryan Specialty Holdings, Inc. The Compensation and Governance Committee consists solely of non-employee directors who are independent, as determined by the Board in accordance with the Company’s guidelines and NYSE listing standards.

The Compensation and Governance Committee has reviewed, and discussed with management, the Compensation Discussion and Analysis contained in this Proxy Statement, and based on this review and discussion, recommended to the Board that it be included in this Proxy Statement.

Submitted by the Compensation and Governance Committee of the Board of Directors of Ryan Specialty Holdings, Inc.

D. Cameron Findlay (Chair)

Robert Le Blanc

John W. Rogers, Jr.

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EXECUTIVE COMPENSATION:

COMPENSATION TABLES AND DISCLOSURE

Summary Compensation Table

The following table sets forth the total compensation earned for services rendered in 2022 by Patrick G. Ryan (CEO), Jeremiah R. Bickham (CFO) and the Company’s three other most highly compensated executive officers, collectively our NEOs, for the fiscal year ended December 31, 2022.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Patrick G. Ryan(1) Founder, Chairman of the Board and Chief Executive Officer	2022	$1,375,000	$—	$—	$—	$3,093,745	$10,250	$4,478,995
	2021	581,731	1,875,000	—	—	—	—	2,456,731
	2020	—	—	—	—	—	—	—
Timothy W. Turner President Ryan Specialty Chairman and CEO RT Specialty	2022	1,200,000	—	729,620	—	2,699,996	68,836	4,698,451
	2021	1,200,000	3,140,000	3,839,798	528,773	—	57,750	8,766,321
	2020	1,200,000	2,600,000	—	—	—	854,656	4,654,656

Jeremiah R. Bickham Chief Financial Officer	2022	600,019	—	191,501	—	1,012,531	10,250	1,814,300
	2021	535,402	1,263,031	201,713	8,184,369	—	9,750	10,194,265
	2020	315,393	670,010	—	—	—	9,750	995,153
Brendan M. Mulshine Chief Revenue Officer	2022	625,010	—	128,248	—	1,054,703	61,781	1,869,742

Mark S. Katz EVP, General Counsel and Corp Secretary	2022	575,000	—	183,520	—	970,311	10,250	1,739,081
	2021	557,692	1,222,875	745,159	6,729,995	—	15,750	9,271,472
	2020	500,000	700,000	—	—	—	15,750	1,215,750

(1)

Mr. Ryan, our founder and CEO, earned a total short-term incentive bonus of $3,093,745 (the full amount of which is reported in this column), but elected, with the consent of the Compensation and Governance Committee, to redirect $340,000 of such bonus, representing the majority of his bonus in excess of target, to certain other non-NEO officers of the Company

(2)	Amounts reported in this column for 2022 represent the aggregate grant date fair value of RLUs calculated in accordance with Financial Accounting Standards Board ASC Topic 718.

(3)

The amounts reported in this column for 2022 reflect each NEO’s short-term incentive bonus determined pursuant to the performance metrics set by the Compensation and Governance Committee. See “Compensation Discussion and Analysis — Our Executive Compensation Program in Detail — Our Pay Philosophy — Short-Term Incentive Compensation” for additional information. Bonuses were paid in early 2023.

(4)

Amounts reported in this column for “All Other Compensation” in 2022 include, for (i) Mr. Ryan, Company contributions under our 401(k) plan of $10,250, (ii) Mr. Turner, Company contributions under our 401(k) plan of $10,250, housing allowance of $24,000, car allowance of $24,000 and incremental cost to the Company of personal travel expenses of $10,586, (iii) Mr. Bickham, Company contributions under our 401(k) plan of $10,250, (iv) Mr. Mulshine, Company contributions under our 401(k) plan of $10,250, car allowance of $7,140, club dues allowance of $22,520 and incremental cost to the Company of personal travel expenses of $21,872, and (v) Mr. Katz, Company contributions under our 401(k) plan of $10,250.

2023 Proxy Statement 39

Grants of Plan-Based Awards

The following table sets forth the grants of plan-based awards made to our NEOs during 2022.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units #(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)

Patrick G. Ryan	3/8/2022	$—	$2,750,000	$4,125,000	$—	$—

Timothy W. Turner	3/8/2022	—	2,400,000	3,600,000

	3/18/2022				20,936	729,620

Jeremiah R. Bickham	3/8/2022	—	900,029	1,350,044

	3/18/2022				5,495	191,501

Brendan M. Mulshine	3/8/2022	—	937,515	1,406,273

	3/18/2022				3,680	128,248

Mark S. Katz	3/8/2022	—	862,500	1,293,750

	3/18/2022				5,266	183,520

(1)

Represents each NEO’s short-term incentive bonus for 2022. There is no threshold value associated with these short-term bonuses. See the column captioned “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table for actual payout amounts in the 2022 fiscal year.

(2)

Represents an award of RLUs granted in March of 2022. Each RLU represents the right to receive one LLC Common Unit. The RLUs vest equally on each of April 1, 2023, 2024, and 2025, generally subject to continuous service through each vesting date other than for those exceptions provided in the award agreement.

(3)

Amounts reported in this column represent the aggregate grant date fair value of the RLUs calculated in accordance with Financial Accounting Standards Board ASC Topic 718. The assumptions used in calculating the grant date fair value of the RLUs pursuant to Topic 718 reported in this column are set forth in Note 12 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022.

2023 Proxy Statement 40

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the options and share-based awards held by our NEOs as of December 31, 2022.

			Option Awards			Share Awards

Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(9)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(10)
Patrick G. Ryan	—		—	$—	—	—	$—
Timothy W. Turner	3/18/2022	(1)	—	—	—	20,936	869,053
	7/22/2021	(2)	387,942	23.50	n/a	—	—
	7/23/2021	(3)	—	—	—	484,657	20,118,112
Jeremiah R. Bickham	3/18/2022	(1)	—	—	—	5,495	228,097
	7/22/2021	(4)	666,667	23.50	n/a	—	—
	7/22/2021	(5)	24,014	23.50	n/a	—	—
	7/23/2021	(6)	—	—	—	18,938	786,116
Brendan M. Mulshine	3/18/2022	(1)	—	—	—	3,680	152,757
	7/22/2021	(5)	56,868	23.50	n/a	—	—
	7/23/2021	(7)	—	—	—	54,078	2,244,778
Mark S Katz	3/18/2022	(1)	—	—	—	5,266	218,592
	7/22/2021	(4)	500,000	23.50	n/a	—	—
	7/22/2021	(5)	103,897	23.50	n/a	—	—

	7/23/2021	(8)	—	—	—	37,662	1,563,350

(1)

Represents an award of RLUs granted in March of 2022. Each RLU represents the right to receive one LLC Common Unit. The RLUs vest equally on each of April 1, 2023, 2024, and 2025, generally subject to continuous service through each vesting date other than for those exceptions provided in the award agreement.

(2)

Represents Reload Class C Units in the LLC granted to Mr. Turner in connection with the conversion of Mr. Turner’s Original Units into LLC Common Units. These Reload Class C Units vest 100% on July 22, 2024, generally subject to continuous service through such date other than for those exceptions provided in the award agreement.

(3)

Represents LLC Common Units in the LLC granted to Mr. Turner in exchange for his unvested Original Units in the LLC. The LLC Common Units are subject to substantially the same terms and conditions as the Original Units, and vest as follows: 134,672 on April 2, 2023, 174,993 on April 15, 2023, and 174,992 on April 15, 2024, in each case generally subject to continuous service through each vesting date other than for those exceptions provided in the award agreement.

(4)

Represents Staking Class C Units in the LLC. These Staking Class C Units vest 10% on each July 22 of 2024 through 2030 and 30% on July 22, 2031, in each case generally subject to continuous service through each vesting date other than for those exceptions provided in the award agreement.

(5)

Represents Reload Class C Units in the LLC granted in connection with the conversion of Original Units into LLC Common Units. These Reload Class C Units vest equally on each of July 22, 2024, 2025, and 2026, in each case generally subject to continuous service through each vesting date other than for those exceptions provided in the award agreement.

(6)

Represents LLC Common Units in the LLC granted to Mr. Bickham in exchange for his unvested Original Units in the LLC. The LLC Common Units are subject to substantially the same terms and conditions as the Original Units, and vest on April 2, 2023, generally subject to continuous service through such vesting date other than for those exceptions provided in the award agreement.

(7)

Represents LLC Common Units in the LLC granted to Mr. Mulshine in exchange for his unvested Original Units in the LLC. The LLC Common Units are subject to substantially the same terms and conditions as the Original Units, and vest on April 2, 2023, generally subject to continuous service through such vesting date other than for those exceptions provided in the award agreement.

(8)

Represents LLC Common Units in the LLC granted to Mr. Katz in exchange for his unvested Original Units in the LLC. The LLC Common Units are subject to substantially the same terms and conditions as the Original Units, and vest equally on each of September 1, 2023, 2024, and 2025, in each case generally subject to continuous service through each vesting date other than for those exceptions provided in the award agreement.

(9)	Represents the return threshold applicable to the Class C Units.

(10)	Calculated by multiplying the number of units that have not vested by the closing price of the Company’s Class A common stock as reported on the NYSE on December 30, 2022, of $41.51.

2023 Proxy Statement 41

Option Exercises and Shares Vested

The following table sets forth the profits interests exercised by our NEOs and the vesting of LLC Common Units during 2022.

	Option Awards		Share-Based Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)
Patrick G. Ryan	—	$—	—	$—
Timothy W. Turner(1)	—	—	309,665	12,236,090
Jeremiah R. Bickham(2)	—	—	31,167	1,212,162
Brendan M. Mulshine(3)	—	—	54,078	2,149,060
Mark S. Katz(4)	—	—	12,555	531,830

(1)

Number of shares acquired on vesting is equal to the number of restricted LLC Common Units that vested as follows: 134,672 on April 2, 2022 and 174,993 on April 15, 2022 . The value realized on vesting equals the closing price of the Company’s Class A common stock as reported on the NYSE on the trading day immediately prior to the vesting date, or $39.74 on April 1, 2022 and $39.34 on April 14, 2022, multiplied by the number of LLC Common Units vested.

(2)

Number of shares acquired on vesting is equal to the number of restricted LLC Common Units that vested as follows: 12,229 on March 27, 2022 and 18,938 on April 2, 2022. The value realized on vesting equals the closing price of the Company’s Class A common stock as reported on the NYSE on the trading day immediately prior to the vesting date, or $37.58 on March 25, 2022 and $39.74 on April 1, 2022, multiplied by the number of LLC Common Units vested.

(3)

Number of shares acquired on vesting is equal to the number of restricted LLC Common Units that vested as follows: 54,078 on April 2, 2022. The value realized on vesting equals the closing price of the Company’s Class A common stock as reported on the NYSE on the trading day immediately prior to the vesting date, or $39.74 on April 1, 2022, multiplied by the number of LLC Common Units vested.

(4)

Number of shares acquired on vesting is equal to the number of restricted LLC Common Units that vested as follows: 12,555 on September 1, 2022. The value realized on vesting equals the closing price of the Company’s Class A common stock as reported on the NYSE on the trading day immediately prior to the vesting date, or $42.36 on August 31, 2022, multiplied by the number of LLC Common Units vested.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Termination Benefits

Each of our NEOs is entitled to certain payments and benefits upon a termination of employment under certain circumstances. Under the Severance Plan, severance payments and benefits are payable upon a termination without “Cause” or for “Good Reason,” and such payments and benefits are enhanced if such termination occurs within six months prior to, or 18 months following, a “Change in Control” (such period, the “Change in Control Period”). Under the terms of the award agreements evidencing the NEOs’ LTI awards as issued prior to or in conjunction with our IPO, the NEOs are eligible for continued vesting (in the case of the Class C Units and LLC Common Units) or accelerated vesting (in the case of RLUs) in the event their employment with us is terminated (i) by us without “Cause,” (ii) due to death or disability, or (iii) upon a Qualified Retirement. Under the Severance Plan, in the event of a termination without “Cause” or for “Good Reason” during the Change in Control Period, all unvested equity incentive awards that vest solely based on the NEO’s continued employment will fully accelerate and vest as of the date of such termination. For further details regarding these payments and benefits, see “— Potential Payments to Named Executive Officers Upon Termination and/or Change of Control” below.

For purposes of the Severance Plan and the equity award agreements, “Cause” generally means, subject to notice and cure periods, any of the following: (a) any act or omission which constitutes a breach by the NEO of the terms of their employment agreement with the Company or any of its affiliates (the “Company Group”) that adversely impacts the business or reputation of the Company Group, (b) the NEO’s conviction of a felony or commission of any act that would rise to the level of a felony, (c) the NEO’s conviction or commission of a lesser crime or offense that adversely impacts or potentially could impact the business or reputation of the Company Group in a material way, (d) the NEO’s failure to meet the expected standard of performance as

2023 Proxy Statement 42

communicated by such NEO’s supervisor, (e) the NEO’s violation of specific lawful directives of the Company, (f) the NEO’s commission of a dishonest or wrongful act involving fraud, misrepresentation, or moral turpitude causing damage or potential damage to any member of the Company Group, (g) the NEO’s failure to perform a substantial part of his or her duties, or (h) the NEO’s breach of fiduciary duty.

For purposes of the Severance Plan and the equity award agreements, “Good Reason” generally means, subject to notice and cure periods, any of the following: (a) a reduction by more than 10% in the NEO’s base salary, other than a general reduction in base salary that affects all similarly situated employees, or failure to pay the NEO’s compensation payable under their employment agreement, or a material reduction in benefits payable under their employment agreement or any amounts otherwise vested and/or due under the Company’s employee benefit plans or employee benefit programs, (b) a reduction by more than 10% in the NEO’s target bonus opportunity, (c) during the Change in Control Period, the reduction of the NEO’s duties or responsibilities that are inconsistent in a material and adverse respect with the NEO’s position with the Company, or (d) if the NEO is required to report regularly to an office or primary work location, the relocation of the NEO’s office or primary work location more than 50 miles from the current location.

For purposes of the Severance Plan and the equity award agreements, a “Change in Control” generally means the occurrence of any of the following: (a) any “person” (as defined in the Exchange Act) becoming the “beneficial owner” (as defined in the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding voting securities (other than pursuant to a transaction that would not be a Change in Control pursuant to the following clause (b)), (b) a merger or consolidation of the Company or a subsidiary with any other entity, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity or its ultimate parent company outstanding immediately after such merger or consolidation in substantially the same proportions as prior to such merger or consolidation or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 50% of the combined voting power of the Company’s then outstanding securities, (c) at any time, incumbent directors cease to constitute a majority of the Company’s Board (with any member of the Board being considered an incumbent director if his or her election or nomination for election to the Board is approved by a majority of the incumbent directors), or (d) a complete liquidation or dissolution of the Company or the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets (in one or a series of related transactions), other than to a person or persons who beneficially own, directly or indirectly, 50% or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale. A Change in Control will not be deemed to have occurred if Onex or one of its affiliates directly or indirectly controls the Company.

2023 Proxy Statement 43

Potential Payments to Named Executive Officers Upon Termination and/or Change in Control

The below table reflects the severance benefits that Messrs. Ryan, Turner, Bickham, Mulshine, and Katz would have received under the Company’s Severance Plan and LTI award agreements as in effect as of December 31, 2022.

Name	Involuntary Termination(5)	Involuntary Termination — Change in Control(6)	Termination due to Death, Disability or Qualified Retirement(7)	Voluntary Resignation
Patrick G. Ryan
Cash Severance(1)	$6,187,500	$8,250,000	$—	$—
Pro-Rata Bonus(2)	3,093,750	2,750,000	—	—
Benefits Continuation(3)	—	—	—	—
Equity Acceleration(4)	—	—	—	—

Total:	$9,281,250	$11,000,000	$—	$—
Timothy W. Turner
Cash Severance(1)	$5,400,000	$7,200,000	$—	$—
Pro-Rata Bonus(2)	2,699,996	2,400,000	—	—
Benefits Continuation(3)	44,570	59,427	—	—
Equity Acceleration(4)	289,698	27,717,959	869,053	—

Total:	$8,434,264	$37,377,386	$869,053	$—
Jeremiah R. Bickham
Cash Severance(1)	$1,500,048	$3,000,095	$—	$—
Pro-Rata Bonus(2)	1,012,531	900,029	—	—
Benefits Continuation(3)	8,051	16,103	—	—
Equity Acceleration(4)	76,046	12,997,529	228,097	—

Total:	$2,596,676	$16,913,756	$228,097	$—
Brendan M. Mulshine
Cash Severance(1)	$1,562,525	$3,125,050	$—	$—
Pro-Rata Bonus(2)	1,054,703	937,515	—	—
Benefits Continuation(3)	29,714	59,427	—	—
Equity Acceleration(4)	50,933	3,384,194	152,757	—

Total:	$2,697,875	$7,506,186	$152,757	$—
Mark S. Katz
Cash Severance(1)	$1,437,500	$2,875,000	$—	$—
Pro-Rata Bonus(2)	970,311	862,500	—	—
Benefits Continuation(3)	29,714	59,427	—	—
Equity Acceleration(4)	72,892	12,259,554	218,592	—

Total:	$2,510,417	$16,056,481	$218,592	$—

(1)	Represents cash severance payable under our Severance Plan. See “Compensation Discussion and Analysis — Severance Plan” for more information.

(2)

Represents the pro-rata bonus payment under the Severance Plan. Because the termination is assumed to have occurred on December 31, 2022 for purposes of this disclosure, amounts are pro-rated at 100%. For a termination that occurs outside of the Change in Control Period, the amount represents the annual bonus based on actual achievement. For a termination that occurs during the Change in Control Period, represents an annual bonus based on target performance.

(3)	Represents benefits continuation payments under the Severance Plan. Mr. Ryan does not receive benefits through any health, dental, or vision plan of the Company.

(4)

Represents the value of equity awards held by our NEOs as of December 31, 2022, that are subject to accelerated vesting pursuant to the award agreements or the Severance Plan, as applicable. The value of RLUs and LLC Common Units is based upon the closing price of the Company’s Class A common stock as reported on the NYSE on December 30, 2022, of $41.51. The value of the Class C Units is based on an exchange value of $40.85, which is the volume weighted average trading price of the Class A common stock for the 20 trading days preceding December 31, 2022. Pursuant to the applicable award agreements for LTI awards granted during or prior to 2022, (i) upon a termination without

2023 Proxy Statement 44

“Cause,” due to death or disability, or as a result of a Qualified Retirement, LLC Common Units and Class C Units will remain outstanding and continue to vest pursuant to their original vesting schedule, (ii) upon a termination without “Cause,” RLUs will vest the next tranche and the remaining tranches will be forfeited, and (iii) upon a termination due to death or disability, unvested RLUs will accelerate and vest in full. Other than during the Change in Control Period, “Good Reason” does not apply to the LLC Common Units, Class C Units, or RLUs. Pursuant to the Severance Plan, upon a termination without “Cause” or resignation by the Named Executive Officer for “Good Reason” during the Change in Control Period, all outstanding equity awards will fully vest. Where equity awards would remain outstanding and continue to vest pursuant to their original vesting schedule, no amounts are shown. See “Compensation Discussion and Analysis — Our Executive Compensation Program in Detail — Our Pay Philosophy — Long Term Incentive Compensation” for more information.

(5)

Represents amounts payable upon a termination by us without “Cause” or, for purposes of cash severance and benefits continuation under the Severance Plan only, upon a resignation by the NEO for “Good Reason,” in each case, other than during the Change in Control Period. Amounts in the “Equity Acceleration” row of this column represent amounts payable on a termination without “Cause” only.

(6)

Represents amounts and benefits payable pursuant to the Severance Plan upon a termination by us without “Cause” or upon a resignation by the Named Executive Officer for “Good Reason,” in each case, during the Change in Control Period.

(7)	Represents amounts payable upon a termination due to death, disability, or a Qualified Retirement. As of December 31, 2022, only Mr. Ryan was eligible for a Qualified Retirement.

Named Executive Officer Employment Agreements

Agreement with Timothy W. Turner

In January 2010, we entered into an employment agreement with Mr. Turner. The agreement provided for an initial five-year term that automatically renews for successive five-year periods until terminated by either party at least 30 days prior to a renewal date. The agreement provides Mr. Turner with an annual base salary of $800,000 or such higher amount as determined by the Board, and eligibility to earn an annual target bonus of $700,000. Mr. Turner’s employment agreement also provides for a car allowance and condominium allowance, in each case, of $2,000 per month.

Under the terms of Mr. Turner’s employment agreement, in the event that his employment with us is terminated by us without “cause,” he will be entitled to receive, subject to his execution and non-revocation of a release of claims in favor of the Company, continued payment of his base salary through the end of the then-current five-year term. In addition, if Mr. Turner’s employment is terminated by us without “cause” or due to his death or disability and the applicable performance metrics are achieved, Mr. Turner will be entitled to receive a prorated portion of his annual bonus, with 50% of the estimated amount of such prorated bonus to be paid on July 31 of the year it is earned and the remaining portion paid on January 31 of the following year.

Under the Company’s Severance Plan, Mr. Turner would be entitled to payments in excess of those set forth in his employment agreement under certain circumstances. See “— Termination Benefits” below.

Agreement with Mark S. Katz

In January 2019, we entered into an employment agreement with Mr. Katz. The agreement initially had a three-year term ending on December 31, 2021. The agreement provides Mr. Katz with a minimum annual base salary of $500,000 and a guaranteed semi-annual bonus of at least $150,000 during the term of the agreement. Mr. Katz’s employment agreement also provides for a car allowance of $500 per month.

Under the terms of Mr. Katz’s employment agreement, in the event that his employment with us is terminated by us without “cause,” he will be entitled to receive, subject to his execution and non-revocation of a release of claims in favor of the Company, continued payment of his base salary and bonus through the end of the term of the agreement.

In October 2019, the employment agreement was amended to extend the term of the agreement to and including December 31, 2022. The agreement is now expired.

Under the Company’s Severance Plan, Mr. Katz would be entitled to payments in excess of those set forth in his employment agreement under certain circumstances. See “— Termination Benefits” below.

2023 Proxy Statement 45

CEO Pay Ratio

Under the SEC rules adopted pursuant to the Dodd-Frank Act of 2010, the Company is required to calculate and disclose the total compensation paid to its median paid employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to the Company’s CEO.

We calculated our median employee’s fiscal year 2022 total compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, the same way we calculated the total compensation of our CEO as disclosed in our Summary Compensation Table. Using this methodology, we determined that our median employee’s fiscal year 2022 total compensation was $84,950. Based on this information, we estimate that for 2022 our CEO’s annual total compensation was approximately 53 times that of the median employee’s total compensation.

Although the calculation of the ratio should be considered an estimate, we believe the ratio is a reasonable estimate calculated in a manner consistent with SEC rules (Item 402(u) of Regulation S-K). We caution stockholders and other readers against comparing our ratio to those of other companies. The SEC has stated that it did not believe a purpose of the pay ratio rule was to facilitate comparisons among companies and, in adopting the rule, the SEC stated its belief that comparability of the ratio across registrants has significant limits due to the variety of factors that could influence the ratio.

The discussion below describes our methodology for how we determined our median employee for 2022.

Determining Our Median Employee

We determined there was no change in our employee population or employee compensation arrangements during the last completed fiscal year that we believe would significantly impact the pay ratio disclosure for 2022. Accordingly, we used the same median employee we identified in 2021 for purposes of calculating our pay ratio disclosure for 2022.

To identify the median employee in 2021, we used our global population of regular and temporary employees, as of December 31, 2021, in accordance with applicable SEC rules. In compliance with the “de minimis” exemption of Item 402(u) of Regulation S-K, we excluded all employees outside the United States, comprising 75 employees in six non-US countries (or approximately 2% of our total workforce of 3,546 on December 31, 2021). Employees in the following countries were excluded:

Country	Headcount
Great Britain	53
Sweden	11
Spain	6
Canada	2
Netherlands	2
Denmark	1

We did not annualize or otherwise adjust compensation for temporary employees and did not make any full-time adjustments for anyone. Additionally, we made no cost-of-living adjustments in our calculations. We collected 2021 W-2 data from our payroll system for all U.S. employees, whether employed on a full-time, part-time, or temporary basis and used this data as our consistently applied compensation measure.

We determined the 10 median employees based on the W-2 data that we collected. From that group, we removed anyone who was no longer currently employed by the Company and selected as our median employee a reasonably representative colleague who had relatively consistent total compensation history.

2023 Proxy Statement 46

Pay Versus Performance
The following table sets forth information concerning the compensation of our Principal Executive Officer (“PEO”) and other NEOs for each of the fiscal years ending December 31, 2021 and 2022 and our financial performance for each such fiscal year:

					Value of Initial Fixed $100 Investment Based On:
Year (1)	Summary Compensation Table Total for PEO ($) (2)	Compensation Actually Paid to PEO ($) (3)	Average Summary Compensation Table Total for Non-PEO NEOs ($) (4)	Average Compensation Actually Paid to Non-PEO NEOs ($) (5)	Total Stockholder Return ($) (6)	Peer Group Total Stockholder Return ($) (7)	Net Income ($ ,000)	Organic Revenue Growth (%) (8)
2022	$4,478,995	$4,478,995	$2,530,394	$3,369,573	$151	$97	$163,257	16.4%
2021	2,456,731	2,456,731	8,972,955	22,246,054	147	109	56,632	22.4%

(1)	Only two years of compensation and performance history are provided since the Company’s IPO was on July 21, 2021.

(2)	Patrick G. Ryan was our PEO in both 2021 and 2022 .

(3)
Since our PEO has never received incentive equity grants and the Company does not have a pension plan, Compensation Actually Paid (“CAP”) to our PEO is the same amount as reported as total compensation in our Summary Compensation Table (“SCT”) for each year.

(4)
Our NEOs (other than our PEO) for 2022 included Timothy W. Turner, Jeremiah R. Bickham, Brendan M. Mulshine and Mark S. Katz. Our NEOs (other than our PEO) for 2021 included Timothy W. Turner, Jeremiah R. Bickham, Mark S. Katz, Michael T. VanAcker, and Diane M. Aigotti. Diane M. Aigotti was our Chief Financial Officer until she resigned from the Company on March 1, 2021.

(5)	The following table provides a reconciliation calculation of the average Non-PEO NEOs’ CAP back to the average Non-PEO NEOs’ SCT total:

Year	Average SCT Total	SCT Grant Date Fair Value Deduction	Year End Value of Equity Granted During Year and Unvested at End of Year	Fair Value as of Vesting Date of Equity Granted During Year and Vested During Year	Change in Fair Value of Equity Granted in Prior Year and Unvested at End of Year	Change in Fair Value of Equity Granted in Prior Year and Vested During Year	Average CAP
2022	$2,530,394	$(308,222)	$367,125	$—	$928,526	$(148,250)	$3,369,573
2021	8,972,955	(4,324,316)	17,418,303	179,112	—	—	22,246,054

(6)
Total Stockholder Return (“TSR”) is calculated based on a fixed investment of $100 at the applicable measurement point on the same cumulative basis as is used in Item 201(e) of Regulation
S-K.
The TSR is calculated from July 22, 2021, the first trading date of our Class A Common Stock after our IPO, through the end of the applicable year.

(7)
Our Peer Group TSR for the relevant fiscal year represents the cumulative TSR of the S&P 500 Financials Sector Index, consistent with the industry index used in our “Performance Graph” pursuant to Section 201(e) of regulation S-K as presented in Item 5 of our annual report on Form 10-K. The Peer Group TSR is calculated from July 22, 2021, the first trading date of our Class A Common Stock after our IPO, through the end of the applicable year.

(8)
Ryan Specialty’s most important financial performance measure used to link CAP to our NEOs to
C
ompany performance for fiscal year 2022 is Organic Revenue Growth. Organic Revenue Growth is a
Non-GAAP
Measure. For a definition and a reconciliation of Organic Revenue Growth Rate to the most directly comparable GAAP measure, see “Appendix A” to this Proxy Statement.

Pay Versus Performance Comparative Disclosure
The below charts depict Compensation Actually Paid, calculated in accordance with Item 402(v) of Regulation
S-K
(“Item 402(v)”), for our PEO and the average of our
Non-PEO
NEOs in relationship to various performance metrics for the same period. As discussed above, and based on our compensation philosophy, a significant amount of equity was granted to our executive officers as part of our IPO on July 21, 2021. See “
Executive Compensation: Compensation Discussion and Analysis — Our Executive Compensation Program in Detail — Our Pay Philosophy
” for further details. We are now in a position where we believe the equity held by most of our executive officers accomplishes the goals of incentivization, alignment, and retention for the near term. Accordingly, we do not foresee the need to provide annual grants to our executive officers in the near term. As the current equity grants vest over time, we will need to consider ad hoc grants and an annual grant program for executive officers in order to maintain our objectives. The considerable increase in value of the Company’s shares of Class A common stock from the IPO to December 31, 2021 is reflected in the average Compensation Actually Paid to our
Non-PEO
NEOs in 2021.

2023 Proxy Statement 47

Compensation Actually Paid and Company Total Stockholder Return
The below chart depicts CAP to our Principal Executive Officer (“PEO”) and the average of our
Non-PEO
NEOs in relationship to our TSR for the same period. Our
Non-PEO
NEOs’ long-term incentive compensation is directly tied to the increase in value of our common stock.

Compensation Actually Paid and Net Income
The below chart depicts CAP to our PEO and the average of our
Non-PEO
NEOs in relationship to our Net Income for the same period. The Company does not use net income as a performance measure in its overall executive compensation program.

2023 Proxy Statement 48

Compensation Actually Paid and Organic Revenue Growth
The below chart depicts CAP to our PEO and the average of our
Non-PEO
NEOs in relationship to our Organic Revenue Growth for the same period. The Company first directly aligned short-term incentive compensation with Organic Revenue Growth in 2022, where 35% of each NEO’s short-term incentive compensation was tied to our Organic Revenue Growth Performance. See “
Executive Compensation: Compensation Discussion and Analysis — Our Executive Compensation Program in Detail — Our Pay Philosophy — Short-Term Incentive Compensation
” for further details.

Company TSR and Peer Group TSR
As demonstrated by the following graph, the Company’s TSR increased 51% over the presented period in the table, while the Company’s peer group TSR decreased 3% over the same period. The Company’s TSR generally outperformed the peer group during the period presented in the table, representing the Company’s superior financial performance as compared to the S&P 500 Financials Sector Index.

2023 Proxy Statement 49

Pay Versus Performance Tabular List
For the fiscal year ending December 31, 2022, the most important financial performance measures used to link Compensation Actually Paid to our NEOs to Company performance were Organic Revenue Growth, Adjusted EBITDAC Margin and TSR. Our NEOs’ total compensation is heavily weighted towards short and long-term performance with performance goals aligned with our stockholders’ interests. Each NEO’s short-term incentive compensation is primarily determined by Organic Revenue Growth and Adjusted EBITDAC Margin. See “
Executive Compensation: Compensation Discussion and Analysis — Our Executive Compensation Program in Detail — Our Pay Philosophy — Short-Term Incentive Compensation
” for further detail. Most of our NEOs have significant long-term equity incentive grants that vest over 5 or 10 years and as a result their actual compensation is directly tied to TSR. See “
Executive Compensation: Compensation Discussion and Analysis — Our Executive Compensation Program in Detail — Our Pay Philosophy — Long-Term Incentive Compensation
” for further detail.

Most Important Financial Performance Measures

Organic Revenue Growth

Adjusted EBITDAC Margin

Total Stockholder Return
Securities Authorized for Issuance Under Equity Compensation Plans
The following table provides information, as of December 31, 2022, about the securities authorized for issuance under the Company’s equity compensation plans, categorized according to whether the equity plan was previously approved by stockholders.

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (2)	Number of Shares Remaining Available for Future Issuance (3)
Equity Compensation Plans Approved by Security Holders	39,743,419	$23.96	12,887,571
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	39,743,419	23.96	12,887,571

(1)
These amounts include the number of securities to be issued upon exercise, conversion, or settlement of 4,791,808 outstanding Options, 6,319,816 outstanding Class C Units, 25,898,369 outstanding LLC Common Units, 1,661,385 outstanding RLUs, and 4,787,652 outstanding RSUs. The 6,319,816 outstanding Class C Units could have been exchanged for 2,604,205 shares of Class A common stock on December 31,2022, based on an exchange value of $40.85, which is the volume weighted average trading price of the Class A common stock for the 20 trading days preceding December 31, 2022.

(2)
The weighted average exercise price does not include outstanding LLC Common Units, RSUs, and RLUs, which do not have an associated exercise price. Calculated without regard to the shares that will be issued in connection with the settlement of RSUs and RLUs or the conversion of LLC Common Units, the weighted-average exercise price is $23.96.

(3)
Represents the number of securities remaining available under the Ryan Specialty Holdings, Inc. 2021 Omnibus Incentive Plan (the “Omnibus Plan”) as of December 31, 2022. Beginning January 1, 2022, and on each January 1 thereafter through and including January 2031, the total number of shares available for issuance under the Omnibus Plan shall automatically increase by an amount equal to the lesser of (i) 2% of the outstanding shares of Class A and Class B common stock on the last day of the immediately preceding year or (ii) an amount determined by the Board.

2023 Proxy Statement 50

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information about the beneficial ownership of our Class A common stock and Class B common stock as of March 10, 2023, for:

•	each person or group known to us who beneficially owns more than 5% of our Class A common stock or Class B common stock;

•	each of our directors and each of our NEOs; and

•	all of our directors and executive officers as a group.

The number of shares of Class A common stock and Class B common stock beneficially owned, and the percentages of beneficial ownership, set forth below are based on 113,233,651 shares of Class A common stock issued and outstanding and 146,421,917 shares of Class B common stock issued and outstanding on March 10, 2023. These numbers exclude 146,421,917 shares of Class A common stock issuable in exchange for the same number of LLC Common Units and for the cancellation on a one-to-one ratio of the related shares of our Class B common stock. If all outstanding LLC Common Units were exchanged and all outstanding shares of Class B common stock were canceled as of March 10, 2022, we would have 259,655,568 shares of Class A common stock outstanding.

Unless otherwise noted below, the address for each beneficial owner listed on the table is Two Prudential Plaza, 180 N. Stetson Avenue, Suite 4600, Chicago, Illinois 60601. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all Class A common stock and Class B common stock that they beneficially own, subject to applicable community property laws.

Name of Beneficial Owner	Shares of Class A Common Stock	% of Class A Common Stock Outstanding	Shares of Class B Common Stock	% of Class B Common Stock Outstanding	% of Combined Voting Power(1)
5% Stockholders:
Patrick G. Ryan(2)	15,166,608	13.4%	112,048,184	76.5%	72.0%
Onex(3)	12,455,712	11.0%	—	*	*
Kayne Anderson Rudnick Inv. Mgmt. LLC(4)	11,024,503	9.8%	—	*	*
The Vanguard Group(5)	7,612,196	7%	—	*	*
Named Executive Officers, Directors and Director Nominees:
Patrick G. Ryan(2)	15,166,608	13.4%	112,048,184	76.5%	72.0%
Henry S. Bienen(6)	58,079	*	—	*	*
David P. Bolger(7)	102,974	*	—	*	*
Michelle L. Collins(8)	5,829	*	—	*	*
Nicholas D. Cortezi(9)	—	*	6,133,271	4.2%	3.9%
William J. Devers(10)	808,010	*	—	*	*
D. Cameron Findlay(11)	95,592	*	—	*	*
Robert Le Blanc(12)	—	*	—	*	*
Michael D. O’Halleran(13)	807,525	*	—	*	*
John W. Rogers, Jr.(14)	97,043	*	—	*	*
Timothy W. Turner(15)	—	*	4,853,074	3.3%	3.1%
Jeremiah R. Bickham(16)	—	*	280,266	*	*
Brendan M. Mulshine(17)	74,592	*	779,096	*	*
Mark S. Katz(18)	7,500	*	64,528	*	*
All executive officers, directors and director nominees as a group (15 individuals)(19)	17,227,412	15.2%	124,304,349	84.9%	79.9%

2023 Proxy Statement 51

*	Denotes less than 1%

(1)

Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to 10 votes per share. Each share of Class B common stock then outstanding will be entitled to one vote per share (i) 12 months following the death or disability of Patrick G. Ryan or (ii) the first trading day on or after such date that the outstanding shares of Class B common stock represent less than 10% of the then-outstanding Class A and Class B common stock, which, in each instance, may be extended to 18 months upon affirmative approval of a majority of the Company’s independent directors. The Class A common stock and Class B common stock will vote as a single class on all matters except as required by law or the Certificate.

(2)

Amounts include 12,915,027 shares of Class A common stock and 91,353,821 shares of Class B common stock beneficially owned by Mr. Ryan and his spouse and 2,131,581 shares of Class A common stock and 20,694,363 shares of Class B common stock beneficially owned and attributed to Mr. Ryan and his spouse pursuant to trusts for the benefit of family members.

(3)

Amounts are derived from the Schedule 13-D filed with the Securities and Exchange Commission on July 22, 2021. Onex Corporation, a corporation whose subordinated voting shares are traded on the Toronto Stock Exchange, and/or Mr. Gerald W. Schwartz, may be deemed to beneficially own the shares of Class A common stock held directly by Onex RSG Holdings LP and Onex RSG LP, through Onex Corporation’s ownership of all of the equity of Onex Private Equity Holdings LLC, which owns all of the equity of Onex RSG GP Inc., the general partner of Onex RSG Holdings LP and Onex RSG LP. Mr. Gerald W. Schwartz, the Chairman and Chief Executive Officer of Onex Corporation, indirectly owns shares representing a majority of the voting rights of the shares of Onex Corporation and, as such, may be deemed to beneficially own all of the shares of Class A common stock beneficially owned by Onex Corporation. Mr. Schwartz disclaims such beneficial ownership. The address for Onex Corporation and Mr. Schwartz is 161 Bay Street, Toronto, ON M5J 2S1 Canada.

(4)

Amounts are derived from the Schedule 13-G/A filed with the Securities and Exchange Commission on February 14, 2023, as reported by Kayne Anderson Rudnick Investment Management LLC (“Kayne Anderson”). The address for Kayne Anderson is 2000 Avenue of the Stars, Suite 1110, Los Angeles, California 90067. Kayne Anderson reports sole voting with respect 3,054,830 of the shares of Class A common stock reported, sole dispositive power with respect 3,472,400 of the shares of Class A common stock reported, and shared voting and dispositive power with respect to 7,552,103 of the shares of Class A common stock reported. The amended Schedule 13G further provides that the shares noted as beneficially owned by Kayne Anderson include: (i) 7,552,103 shares beneficially owned by Virtus Investment Advisers, Inc., One Financial Plaza, Hartford, Connecticut 06103, for which such person has shared voting and dispositive power, and (ii) 7,002,150 shares beneficially owned by Virtus Equity Trust, on behalf of Virtus KAR Small Cap Growth Fund, 101 Munson Street, Greenfield, Massachusetts 01301, for which such person has shared voting and dispositive power.

(5)

Amounts are derived from the Schedule 13-G filed with the Securities and Exchange Commission on February 9, 2023, as reported by The Vanguard Group (“Vanguard”). The address for Vanguard is 100 Vanguard Blvd., Malvern PA 19355. Vanguard reports sole dispositive power with respect 7,503,676 of the shares of Class A common stock reported, shared voting with respect to 37,433 of the shares of Class A common stock reported, and shared dispositive power with respect to 108,520 of the shares of Class A common stock reported.

(6)	All shares of Class A common stock are held in trusts beneficially owned and attributed to Mr. Bienen and his spouse.

(7)

7,190 shares are RSUs that were fully vested upon grant for which the director has elected to defer settlement until his separation from service on the Board. The remaining shares of Class A common stock are held in a trust beneficially owned and attributed to Mr. Bolger.

(8)

2,829 shares are RSUs that were fully vested upon grant for which the director has elected to defer settlement until her separation from service on the Board. The remaining shares of Class A common stock are held by Ms. Collins individually.

(9)	Shares of Class B common stock held in trusts beneficially owned and attributed to Mr. Cortezi.

(10)

7,190 shares are RSUs that were fully vested upon grant for which the director has elected to defer settlement until his separation from service on the Board. The remaining shares of Class A common stock are held by Mr. Devers individually or either in a partnership or in a trust for the benefit of Mr. Devers’ family which is attributed to Mr. Devers by virtue of an advisory relationship.

(11)	Shares of Class A common stock are held by Mr. Findlay individually and by Mr. Findlay and his spouse jointly.

(12)

Does not include shares of Class A common stock held by Onex. Mr. Le Blanc is a director of the Company and serves as President of Onex Corporation. Mr. Le Blanc does not have voting or investment control with respect to the shares of Class A common stock held by Onex.

(13)

7,190 shares are RSUs that were fully vested upon grant for which the director has elected to defer settlement until his separation from service on the Board. The remaining shares of Class A common stock are held by Mr. O’Halleran individually and in trust beneficially owned and attributed to Mr. O’Halleran.

(14)

7,190 shares are RSUs that were fully vested upon grant for which the director has elected to defer settlement until his separation from service on the Board. The remaining shares of Class A common stock are held by Mr. Rogers individually.

(15)

6,979 shares of Class B common stock and an equal number of LLC Common Units are issuable upon the vesting of an equal number of RLUs that vest within 60 days of March 10, 2023. The remaining shares of Class B common stock are held by Mr. Turner individually.

(16)

1,832 shares of Class B common stock and an equal number of LLC Common Units are issuable upon the vesting of an equal number of RLUs that vest within 60 days of March 10, 2023. The remaining shares of Class B common stock are held by Mr. Bickham individually.

(17)

1,227 shares of Class B common stock and an equal number of LLC Common Units are issuable upon the vesting of an equal number of RLUs that vest within 60 days of March 10, 2023. The remaining shares of Class B common stock are held by Mr. Mulshine individually. The shares of Class A common stock are jointly held by Mr. Mulshine and his spouse.

(18)

1,756 shares of Class B common stock and an equal number of LLC Common Units are issuable upon the vesting of an equal number of RLUs that vest within 60 days of March 10, 2023. The remaining shares of Class B common stock and the shares of Class A common stock are held by Mr. Katz individually.

(19)

31,589 shares are RSUs that were fully vested upon grant for which directors have elected to defer settlement until such time as the individual director’s separation from service on the Board. 12,285 shares of Class B common stock and an equal number of LLC Common Units are issuable upon the vesting of an equal number of RLUs that vest within 60 days of March 10, 2023. The remaining shares of Class A common stock and Class B common stock are held directly by the directors or officers other than as specified in the notes above.

2023 Proxy Statement 52

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policy for Approval of Related Party Transactions

We have adopted a written policy with respect to the review, approval, and ratification of related party transactions. Under the policy, our Audit Committee is responsible for reviewing and approving or ratifying related party transactions. In the course of its review and approval (or ratification) of related party transactions, our Audit Committee considers the relevant facts and circumstances and determines whether to approve or ratify such transactions. In particular, our policy requires our Audit Committee to consider, among other factors it deems appropriate:

•	the related person’s relationship to us and interest in the transaction;

•	the material facts of the proposed transaction, including the proposed aggregate value of the transaction;

•	the impact on a director’s independence in the event the related person is a director or an immediate family member of a director;

•	the benefits to us of the proposed transaction;

•	if applicable, the availability of other sources of comparable products or services; and

•	an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.

The Audit Committee may only approve or ratify those transactions that are in, or are not inconsistent with, our best interests and those of our stockholders, as the Audit Committee determines in good faith.

In addition, under our Code of Conduct, our employees and directors will have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

2022 Related Party Transactions

We describe below transactions and series of similar transactions that occurred during our prior fiscal year or that were ongoing during the year or that are currently proposed, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•

any of our directors, executive officers, immediate family members of our directors or executive officers, or beneficial holders of more than 5% of any class of our capital stock had or will have a direct or indirect material interest.

Other than as described below, there have not been, nor are there any currently proposed, transactions or series of similar transactions meeting these criteria to which we have been or will be a party other than compensation arrangements, which are described where required under “Executive Compensation.”

Ryan Re and Geneva Re

Ryan Re Joint Venture

The LLC is the Managing Member of Ryan Re Underwriting Managers, LLC (“Ryan Re”). When Ryan Re commenced operations in 2019, the LLC owned 47% of its common equity and Geneva-Ryan Holdings, LLC (“GRH”) owned the remaining 53% of its common equity. GRH is an investment holding company that aggregates investment funds of Mr. Ryan and members of his family and other affiliated investors. On March 31, 2021, the LLC acquired the remaining 53% common equity interest held by GRH and its owners for approximately $48.4 million, which was a price based on a valuation of Ryan Re performed by a nationally recognized independent valuation firm. Mr. Ryan and his wife continue to hold preferred equity in Ryan Re with unreturned capital of $3.3 million as of December 31, 2022, which accrues a preferred return at the rate of 10% annually. No payment has been made on account of the preferred equity since its inception. The acquisition was on arm’s-length terms and was approved by an independent special committee of the board of managers of the LLC prior to the IPO.

2023 Proxy Statement 53

Geneva Re Joint Venture

Ryan Investment Holdings, LLC (“RIH”) is an investment holding company that aggregates the funds of the LLC and GRH. The LLC holds a 47% interest in RIH. GRH holds a 53% interest in RIH. RIH has a 50% non-controlling interest in Geneva Re Partners, LLC (“GRP”). GRP wholly owns Geneva Re, Ltd., a Bermuda-regulated reinsurance company (“Geneva Re”).

Geneva Re is a wholly owned subsidiary of GRP. GRP was formed in 2019 as a joint venture between Nationwide Mutual Insurance Company (“Nationwide”) and RIH, with each retaining a 50% ownership interest in GRP. The Company has contributed $47.0 million to Geneva Re and has fully satisfied its capital commitments.

RIH has committed to contribute additional capital to GRP over the next four years. Patrick G. Ryan, through a trust of which he is the beneficiary and co-trustee, has committed to personally fund any such additional capital contributions. In exchange for any such capital contributions, Mr. Ryan will receive promissory notes from RIH that will not affect the relative ownership of RIH’s common equity.

On January 1, 2021, the Company entered into a service agreement with Geneva Re to provide both administrative services to, as well disburse payments for costs directly incurred by, Geneva Re. These direct costs include compensation expenses incurred by employees of Geneva Re. The Company had $0.2 million due from Geneva Re under this agreement as of December 31, 2022.

Ryan Re Services Agreement with Geneva Re

On June 13, 2019, Ryan Re entered into a services agreement with Geneva Re to provide, among other services, certain underwriting and administrative services to Geneva Re. Revenue earned from Geneva Re, net of applicable constraints, was $1.6 million as of December 31, 2022. Receivables due from Geneva Re on the service agreement, net of applicable constraints, was $2.0 million as of December 31, 2022.

Company Charter of Corporate Jets

In the ordinary course of its business, the Company charters executive jets for business purposes from a third-party service provider, Executive Jet Management (“EJM”). Mr. Ryan indirectly owns aircraft that he leases for remuneration to EJM and which EJM then charters to third parties. The Company pays market rates for chartering aircraft through EJM, unless the particular aircraft chartered is one which Mr. Ryan indirectly owns, in which case the Company receives a discount from market rates. Historically, the Company often has been able to charter Mr. Ryan’s aircraft through EJM thereby benefiting from this discount as well as having confidence in the maintenance record of the aircraft and skill of the crew. The Company recognized an expense related to business usage of the aircraft of $1.3 million for the year ended December 31, 2022 (of which Mr. Ryan indirectly received $0.8 million in remuneration).

Personal Guarantee by Patrick G. Ryan

In April 2021, Mr. Ryan personally guaranteed up to $10.0 million of the financial obligations of the LLC under an agency agreement with certain insurance companies that are affiliated with National Indemnity Company. The Company did not pay Mr. Ryan any consideration for this guarantee. Mr. Ryan’s guarantee may be replaced by the Company with a letter of credit at any time, subject to the prior approval of the insurance companies. It is expected that Mr. Ryan will not personally guarantee any additional financial obligations of the Company or any of its subsidiaries.

Consulting Arrangement with a Director

We have previously contracted with Michael O’Halleran, a director, to provide consulting services. Mr. O’Halleran received total cash compensation of $50,000 for consulting work performed during the year ended December 31, 2022. Mr. O’Halleran’s compensation under the consulting agreement was based on external market practice of similar positions for consultants or employees who are not members of the Board of Directors. We terminated our consulting services with Mr. O’Halleran effective as of March 31, 2022.

2023 Proxy Statement 54

Employment of an Immediate Family Member of a Director

Michael O’Halleran’s son was an employee of the Company in 2022 and had been since 2014. His 2022 total compensation was approximately $0.6 million, including a base salary of $0.2 million and production bonuses of approximately $0.4 million. He also received benefits generally available to all employees. His compensation was determined in accordance with our standard employment and compensation practices applicable to employees with similar responsibilities and positions. He is no longer an employee of the Company.

Registration Rights Agreement

In connection with the IPO, we entered into the Registration Rights Agreement with the Ryan Parties and Onex. The Ryan Parties are entitled to request that we register their shares of capital stock on a long-form or short-form registration statement on any number of occasions in the future, which registrations may be “shelf registrations.” The Ryan Parties and Onex are entitled to participate in certain of our registered offerings, subject to the restrictions in the Registration Rights Agreement. We will pay expenses in connection with the exercise of these rights. The registration rights described in this paragraph apply to (i) shares of our Class A common stock (including shares issuable to the Ryan Parties upon exchange of their LLC Common Units) held by the Ryan Parties and Onex and their affiliates and (ii) any of our capital stock (or that of our subsidiaries) issued or issuable with respect to the Class A common stock described in clause (i) with respect to any dividend, distribution, recapitalization, reorganization, or certain other corporate transactions (“Registrable Securities”). These registration rights are also for the benefit of any subsequent holder of Registrable Securities; provided that any particular securities will cease to be Registrable Securities when they have been sold in a registered public offering, sold in compliance with Rule 144 of the Securities Act of 1933 (the “Securities Act”), or repurchased by us or our subsidiaries. In addition, with the consent of the Company and holders of a majority of Registrable Securities, certain Registrable Securities will cease to be Registrable Securities if they can be sold without limitation under Rule 144 of the Securities Act.

As of December 31, 2022, the holders of approximately (i) 26,038,938 shares of outstanding Class A common stock and (ii) 106,004,466 shares of Class A common stock that will be issued upon the conversion of an equal number of outstanding LLC Common Units, or their transferees, have the right to require us to register the offer and sale of their shares.

Tax Receivable Agreement

We entered into a Tax Receivable Agreement with current and certain former LLC Unitholders that will provide for the payment by us to the current and certain former LLC Unitholders, collectively, of 85% of the amount of tax benefits, if any, that we actually realize (or under some circumstances are deemed to realize) as a result of (i) certain increases in the tax basis of assets of the LLC and its subsidiaries resulting from purchases or exchanges of LLC Common Units, (ii) certain tax attributes of the LLC and its subsidiaries that existed prior to the IPO, (iii) certain favorable “remedial” partnership tax allocations to which we become entitled (if any), and (iv) certain other tax benefits related to our entering into the Tax Receivable Agreement, including tax benefits attributable to payments that we make under the Tax Receivable Agreement. These payment obligations are obligations of Ryan Specialty Holdings, Inc. and not of the LLC.

Director Nomination Agreement

In connection with the IPO, we entered into a Director Nomination Agreement with the Ryan Parties and Onex. The Director Nomination Agreement provides the Ryan Parties the right to designate (in each instance, rounded up to the nearest whole number if necessary): (i) all of the nominees (with the exception of the nominee of Onex, if applicable) for election to our Board for so long as the Ryan Parties control, in the aggregate, 50% or more of the total number of shares of our common stock beneficially owned by the Ryan Parties upon completion of the IPO, as adjusted for any reorganization, recapitalization, stock dividend, stock split, reverse stock split, or similar changes in our capitalization (the “Original Amount”), (ii) 50% of the nominees for election to our Board for so long as the Ryan Parties control, in the aggregate, more than 40%, but less than 50%, of the Original Amount, (iii) 40% of the nominees for election to our Board for so long as the Ryan Parties control, in the aggregate, more than 30%, but less

2023 Proxy Statement 55

than 40%, of the Original Amount, (iv) 30% of the nominees for election to our Board for so long as the Ryan Parties control, in the aggregate, more than 20%, but less than 30%, of the Original Amount, and (v) 20% of the nominees for election to our Board for so long as the Ryan Parties control, in the aggregate, more than 10%, but less than 20%, of the Original Amount. Upon the death or disability of Patrick G. Ryan, or at such time that he is longer on the Board or actively involved in the operations of the Company, the Ryan Parties will no longer hold the nomination rights specified in (i) through (v); however, the Ryan Parties will have the right to designate one nominee for so long as the Ryan Parties control, in the aggregate, 10% or more of the Original Amount. In addition, for so long as the Ryan Parties hold the nomination rights specified in (i) through (v), the Ryan Parties have the right to nominate the chairperson of the Board. Onex has the right to designate one nominee for election to our Board for so long as Onex controls more than 50% or more of the total number of shares of our common stock beneficially owned by Onex upon completion of the IPO, as adjusted for any reorganization, recapitalization, stock dividend, stock split, reverse stock split, or similar changes in our capitalization. In any case, the Ryan Parties’ and Onex’s nominees must comply with applicable law and stock exchange rules. In addition, the Ryan Parties and Onex shall be entitled to designate the replacement for any of its Board designees whose Board service terminates prior to the end of the director’s term, regardless of the Ryan Parties’ and Onex’s beneficial ownership at that time. The Ryan Parties shall also have the right to have their designees participate on committees of our Board proportionate to their stock ownership, subject to compliance with applicable law and stock exchange rules. The Director Nomination Agreement also prohibits us from increasing or decreasing the size of our Board without the prior written consent of the Ryan Parties. This agreement will terminate at such time as the Ryan Parties and Onex control, in the aggregate, less than 5% of the Original Amount.

Indemnification of Officers and Directors

We have entered into indemnification agreements with each of our officers, directors, and director nominees. The indemnification agreements provide the officers and directors with contractual rights to indemnification, expense advancement, and reimbursement, to the fullest extent permitted under the Delaware General Corporation Law (“DGCL”). Additionally, we may enter into (i) indemnification agreements with any new directors or officers that may be broader in scope than the specific indemnification provisions contained in the DGCL and (ii) standard policies of insurance that provide coverage to (a) our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (b) the Company with respect to indemnification payments that we may make to such directors and officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our officers and directors pursuant to the foregoing agreements, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

2023 Proxy Statement 56

OTHER MATTERS

We are not aware of any matters other than those discussed in the foregoing materials contemplated for action at the Annual Meeting. The persons named in the Proxy Card will vote in accordance with the recommendation of the Board on any other matters incidental to the conduct of, or otherwise properly brought before, the Annual Meeting. The Proxy Card contains discretionary authority for them to do so.

Incorporation by Reference

The Audit Committee Report shall not be deemed soliciting material or filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by us under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate such information by reference. In addition, this document includes website addresses, which are intended to provide inactive, textual references only. The information on these websites is not part of this document.

Proposals of Stockholders and Communications with our Board

Pursuant to applicable requirements of the Exchange Act, proposals of stockholders intended to be presented at the 2024 annual meeting of stockholders must be received by us no later than November 21, 2023, in order to be considered for inclusion in our proxy statement and form of proxy/voting instruction related to that meeting. Such proposals will need to be in writing and comply with SEC regulations regarding the inclusion of stockholder proposals in Company-sponsored proxy materials.

In addition, the Company’s Bylaws require that for a stockholder proposal or a nomination for director to be properly presented at the 2024 annual meeting of stockholders, other than in compliance with SEC regulations, that the stockholder proposal or director nomination must comply with the requirements set forth in the Bylaws, and the Company must receive written notice of the matter no earlier than January 2, 2024, and no later than February 1, 2024. Each such written notice must contain the information set forth in the Bylaws.

Any stockholder proposals or nominations should be sent to our Corporate Secretary at Ryan Specialty Holdings, Inc., Two Prudential Plaza, 180 N. Stetson Avenue, Suite 4600, Chicago, IL 60601.

Stockholders and other interested parties may contact an individual director, the Board as a group, or a specified Board committee or group, including the non-employee directors as a group, by sending regular mail to: Ryan Specialty Holdings, Inc., Two Prudential Plaza, 180 N. Stetson Avenue, Suite 4600, Chicago, Illinois 60601, Attention: General Counsel. The General Counsel will forward the communication to the applicable directors or the Board as a whole, provided that we generally will not forward to the directors a communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information regarding the Company. Each communication should specify to which director or directors the communication is addressed, as well as the general topic of the communication. We will receive the communications and process them before forwarding them to the addressee. We may also refer communications to other departments within the Company.

Availability of SEC Filings

We are subject to the informational requirements of the Exchange Act and, in accordance therewith, we file annual, quarterly and current reports and other information with the SEC. Copies of our reports on Forms 10-K, 10-Q, 8-K and all amendments to those reports filed with the SEC, and any reports of beneficial ownership of our Common Stock filed by executive officers, directors and beneficial owners of more than 10% of our outstanding common stock are posted on, and may be obtained through, our investor relations website, ir.ryanspecialty.com, or may be requested in print, at no cost, by email at ir@ryanspecialty.com or by mail at Ryan Specialty Holdings, Inc., Two Prudential Plaza, 180 N. Stetson Avenue, Suite 4600, Chicago, Illinois 60601, Attention: Investor Relations.

2023 Proxy Statement 57

Where to Find Additional Information

These documents will be provided upon request as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. We are an electronic filer, and the SEC maintains an Internet site that contains the reports and other information, so such information may also be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov. Please note that our website address is provided as an inactive textual reference only. The information provided on or accessible through our website is not part of this proxy statement.

Cost of Proxy Solicitation

Ryan Specialty is paying the expenses of this solicitation. We will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward proxy materials to beneficial owners of stock held as of the Record Date by such persons, and Ryan Specialty will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such proxy materials. In addition to solicitation by mail, directors, officers, and other employees of Ryan Specialty may solicit proxies in person or by telephone, facsimile, email, or other similar means.

2023 Proxy Statement 58

APPENDIX A

Non-GAAP Financial Measures

In assessing the performance of our business, we use non-GAAP financial measures that are derived from our consolidated financial information, but which are not presented in our consolidated financial statements prepared in accordance with GAAP. We use these non-GAAP financial measures when planning, monitoring, and evaluating our performance. We consider these non-GAAP financial measures to be useful metrics for management and investors to facilitate operating performance comparisons from period to period by excluding potential differences caused by variations in capital structures, tax positions, depreciation, amortization, and certain other items that we believe are not representative of our core business. Non-GAAP financial measures should be viewed as supplementing, and not as an alternative or substitute for, the consolidated financial statements prepared and presented in accordance with GAAP. The footnotes to the reconciliation tables below should be read in conjunction with the audited consolidated financial statements in our Annual Report on Form 10-K filed with the SEC (the “10-K”). Industry peers may provide similar supplemental information but may not define similarly named metrics in the same way we do and may not make identical adjustments.

Organic Revenue Growth: Organic Revenue Growth represents the percentage change in Total revenue, as compared to the same period for the year prior, adjusted for revenue attributable to acquisitions during their first 12 months of the Company’s ownership, and other adjustments such as contingent commissions, fiduciary investment income, and foreign exchange rates. The most directly comparable GAAP financial metric is Total revenue growth rate.

Adjusted EBITDAC: Adjusted EBITDAC is defined as Net income before Interest expense, net, Income tax expense, Depreciation, Amortization and Change in contingent consideration, adjusted to reflect items such as (i) equity-based compensation, (ii) acquisition and restructuring related expenses, and (iii) other exceptional or non-recurring items, as applicable. The most directly comparable GAAP financial metric is Net income.

Adjusted EBITDAC Margin: Adjusted EBITDAC Margin is defined as Adjusted EBITDAC as a percentage of Total revenue. The most directly comparable GAAP financial metric is Net income margin.

Reconciliation of Organic Revenue Growth to Total Revenue Growth

	Year Ended December 31,

	2022	2021

Total Revenue Growth (GAAP)(1)	20.4%	40.7%

Less: Mergers and Acquisitions(2)	(2.8)	(18.3)

Change in Other(3)	(1.2)	0.0

Organic Revenue Growth (Non-GAAP)	16.4%	22.4%

(1)

December 31, 2022 revenue of $1,725.2 million less December 31, 2021 revenue of $1,432.8 million is a $292.4 million year-over-year change. The change, $292.4 million, divided by the December 31, 2021 revenue of $1,432.8 million, is a total revenue change of 20.4%. December 31, 2021 revenue of $1,432.8 million less December 31, 2020 revenue of $1,018.3 million is a $414.5 million year-over-year change. The change, $414.5 million divided by the December 31, 2020 revenue of $1,018.3 million, is a total revenue change of 40.7%. See “Comparison of the Year Ended December 31, 2022 and 2021” in the 10-K for further details.

(2)

The mergers and acquisitions adjustment excludes net commission and fees revenue generated during the first 12 months following an acquisition. The total adjustment for the years ended December 31, 2022 and 2021 was $40.0 million and $186.4 million, respectively.

(3)

The other adjustments exclude the year-over-year change in contingent commissions, fiduciary investment income, and foreign exchange rates. The total adjustment for the years ended December 31, 2022 and 2021 was $16.0 million and $0.6 million, respectively.

2023 Proxy Statement A-1

Reconciliation of Adjusted EBITDAC to Net Income

	Year Ended December 31,

(in thousands, except percentages)	2022	2021

Total Revenue	$1,725,193	$1,432,771

Net Income	$163,257	$56,632

Interest expense, net	104,829	79,354

Income tax expense	15,935	4,932

Depreciation	5,690	4,806

Amortization	103,601	107,877

Change in contingent consideration	442	2,891

EBITDAC	$393,754	$256,492

Acquisition-related expense(1)	4,599	4,275

Acquisition related long-term incentive compensation(2)	22,093	38,405

Restructuring and related expense(3)	5,717	14,661

Amortization and expense related to discontinued prepaid incentives(4)	6,738	7,209

Other non-operating loss (income)(5)	5,073	44,947

Equity-based compensation(6)	23,390	13,639

Other non-recurring expense(7)	—	351

IPO related expenses(8)	55,636	79,493

(Income) / loss from equity method investments in related party	414	759

Adjusted EBITDAC(9)	$517,414	$460,231

Net Income Margin(10)	9.5%	4.0%

Adjusted EBITDAC Margin	30.0%	32.1%

(1)

Acquisition-related expense includes diligence, transaction-related, and integration costs. Compensation and benefits expenses were $0.1 million for the year ended December 31, 2022, while General and administrative expenses contributed $4.5 million and $4.3 million of the acquisition-related expense for the years ended December 31, 2022 and 2021, respectively.

(2)	Acquisition related long-term incentive compensation arises from long-term incentive plans associated with acquisitions.

(3)

Restructuring and related expense consists of compensation and benefits of $0.7 million and $9.9 million for the years ended December 31, 2022 and 2021, respectively, and General and administrative costs including occupancy and professional services fees of $5.0 million and $4.7 million for the years ended December 31, 2022 and 2021, respectively, related to the restructuring plan. The compensation and benefits expense includes severance as well as employment costs related to services rendered between the notification and termination dates. See “Note 5, Restructuring” of the audited consolidated financial statements in the 10-K for further details. The remaining costs that preceded the restructuring plan were associated with organizational design, other severance, and non-recurring lease costs.

(4)

Amortization and expense related to discontinued prepaid incentive programs – see “Note 15, Employee Benefit Plans, Prepaid and Long-Term Incentives” of the audited consolidated financial statements in the 10-K for further details.

(5)

For the year ended December 31, 2022, Other non-operating loss includes a $5.6 million charge related to the change in the Tax Receivable Agreement liability caused by a change in our blended state tax rates. For the year ended December 31, 2021, Other non-operating loss includes the change in fair value of the embedded derivatives on the preferred equity. This change in fair value of $36.9 million was due to the occurrence of our IPO. The loss in 2021 also includes expense of $8.6 million associated with the extinguishment of a portion of our deferred debt issuance costs on the term debt.

(6)	Equity-based compensation reflects non-cash equity-based expense.

(7)

Other non-recurring expense includes one-time impacts that do not reflect the core performance of the business, including General and administrative expenses of $0.4 million for the year ended December 31, 2021 and de minimis Compensation and benefits expense for the years ended December 31, 2022 and 2021, respectively. Other non-recurring items include one-time professional services costs associated with term debt repricing and one-time non-income tax charges and tax and accounting consultancy costs associated with potential structure changes.

(8)

IPO related expenses includes $1.5 million and $3.6 million for the years ended December 31, 2022 and 2021, respectively, of General and administrative expense associated with the preparations for Sarbanes-Oxley compliance, tax, and accounting advisory services on IPO-related structure changes, and Compensation-related expense of $54.1 million and $75.9 million for the years ended December 31, 2022 and 2021, respectively, related primarily to the revaluation of existing equity awards at the IPO, as well as expense for new awards issued at the IPO.

(9)

Consolidated Adjusted EBITDAC does not reflect a deduction for the Adjusted EBITDAC associated with the non-controlling interest in Ryan Re for the period of time prior to March 31, 2021 when the Company did not own 100% of Ryan Re.

(10)	Net income margin is Net income as a percentage of Total revenue.

2023 Proxy Statement A-2

RYAN
SPECIALTY

Ryan Specialty is a service provider of specialty products and solutions providing distribution, underwriting, product development, administration and risk management services by acting as a wholesale broker and a managing underwriter with delegated authority from insurance carriers.

ryanspecialty.com

P.O. BOX 8016, CARY, NC 27512-9903

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:
INTERNET Go To: www.proxypush.com/RYAN • Cast your vote online • Have your Proxy Card ready • Follow the simple instructions to record your vote
PHONE Call 1-866-430-3449 • Use any touch-tone telephone • Have your Proxy Card ready • Follow the simple recorded instructions
MAIL • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided
You must register to attend the meeting online and/or participate at www.proxydocs.com/RYAN

Ryan Specialty Holdings, Inc.

Annual Meeting of Stockholders

For stockholders of record as of March 10, 2023

TIME:	Monday, May 1, 2023 12:00 PM, Eastern Time

PLACE:	Annual Meeting to be held live via the internet - please visit
www.proxydocs.com/RYAN for more details.

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Patrick G. Ryan, Timothy W. Turner and Mark S. Katz (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Ryan Specialty Holdings, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS’ RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Ryan Specialty Holdings, Inc.

Annual Meeting of Stockholders

Please make your marks like this:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR PROPOSALS 1, 2 AND 3

BOARD OF
DIRECTORS
PROPOSAL		YOUR VOTE		RECOMMENDS
1. Election of Directors
	FOR	WITHHOLD
1.01 David P. Bolger	☐	☐		FOR

1.02 Nicholas D. Cortezi	☐	☐		FOR

1.03 Robert Le Blanc	☐	☐		FOR

	FOR	AGAINST	ABSTAIN
2. To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023;	☐	☐	☐	FOR

3. To approve, by a non-binding advisory vote, the compensation of our named executive officers (i.e., “say-on-pay proposal”);	☐	☐	☐	FOR

4. To conduct any other business that may properly come before the meeting.

You must register to attend the meeting online and/or participate at www.proxydocs.com/RYAN

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date